Exhibit 10.9

AMENDED AND RESTATED LOAN AGREEMENT

dated as of March 20, 2009

among

MATTRESS INTERMEDIATE HOLDINGS, INC.,
as Borrower,

THE LENDERS PARTY HERETO
and

TCW/CRESCENT MEZZANINE PARTNERS IV, L.P.,
as Administrative Agent

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TABLE OF CONTENTS

Page

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Note
Exhibit C	Form of Non-Bank Certificate
Exhibit D	Form of Opinion of Ropes & Gray LLP

AMENDED AND RESTATED LOAN AGREEMENT

This AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”) dated as of March 20, 2009, among MATTRESS INTERMEDIATE HOLDINGS, INC., a Delaware corporation, as borrower (“Borrower”), the Lenders (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), and TCW/CRESCENT MEZZANINE PARTNERS IV, L.P., a Delaware limited partnership (“TCW IV”), as administrative agent for the Lenders (in such capacity, “Administrative Agent”).

RECITALS:

WHEREAS, Mattress Holding Corp., a Delaware corporation and an indirect Wholly Owned Subsidiary of the Borrower (“Opco”), Mattress Holdco, Inc., a Delaware corporation and a Wholly Owned Subsidiary of the Borrower (“Holdings”), the Administrative Agent and the Lenders previously entered into that certain Senior Subordinated Loan Agreement, dated as of January 18, 2007 (as amended by that certain senior subordinated loan amendment and payoff, dated as of February 16, 2007, and as further amended, supplemented or modified through the date hereof, the “Existing Loan Agreement”), under which the Lenders extended credit in the form of senior subordinated loans on the Closing Date in an aggregate principal amount of $120,000,000;

WHEREAS, the Borrower and Opco have requested that the Lenders agree, pursuant to the terms of the Assumption Agreement, to (a) the assignment and assumption of all rights and obligations of Opco under the Existing Loan Agreement to the Borrower and (b) the corresponding release and discharge of all obligations of Opco and the Guarantors (as defined in the Existing Loan Agreement), on the Restatement Date;

WHEREAS, the Lenders are willing to agree to the foregoing assignment, assumption and release under the Assumption Agreement subject to, amongst other things, the terms and conditions set forth herein;

WHEREAS, the Borrower and the Lenders desire to amend and restate the Existing Loan Agreement in the form hereof to, among other things, set forth the terms and conditions under which the Lenders have agreed to the assignment and assumption of all rights and obligations thereunder to the Borrower from Opco, and to make certain other amendments thereto; and

WHEREAS, the effectiveness of the amendment and restatement of the Existing Loan Agreement pursuant to the terms of this Agreement is subject to the terms and conditions of the Assumption Agreement.

NOW, THEREFORE, the Administrative Agent, the Lenders and the Borrower agree to amend and restate the Existing Loan Agreement on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01     Defined Terms.  As used in this Agreement (including the recitals above), the following terms shall have the meanings specified below:

“Accepted Loans” shall have the meaning assigned to such term in Section 6.06(f).

“Acquired Indebtedness” shall mean (a) with respect to any person that becomes a Subsidiary after the Closing Date as a result of an acquisition, Indebtedness of such person and its subsidiaries existing at the time such person becomes a Subsidiary that was not incurred in connection with, or in contemplation of, such acquisition and (b) with respect to Borrower or any Subsidiary, any Indebtedness of a person (other than Borrower or a Subsidiary) existing at the time such person is merged with or into Borrower or a Subsidiary in connection with an acquisition, or Indebtedness expressly assumed by Borrower or any Subsidiary in connection with an acquisition, which Indebtedness was not, in any case, incurred by such other person in connection with, or in contemplation of, such acquisition.

“Acquisition” shall mean the acquisition of Opco pursuant to the Acquisition Agreement.

“Acquisition Agreement” shall mean the merger agreement, dated as of January 10, 2006 (as amended, supplemented or otherwise modified from time to time) among Mattress Holdings, LLC, Mattress Acquisition, Inc. (as predecessor in interest to Opco), a Delaware corporation, Sun Mattress, LLC, a Delaware limited liability company, Gary Fazio, R. Stephen Stagner and Jim Black.

“Acquisition Documents” shall mean the Acquisition Agreement and each agreement, certificate, instrument, letter or other document related thereto (including in each case each exhibit, schedule, annex or attachment thereto).

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article X.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or (ii) any person that is an executive officer or director of the person specified.

“Affiliate Transaction” shall have the meaning assigned to such term in Section 6.09.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“AHYDO Amount” shall mean, with respect to each Loan as of any date, the minimum dollar amount of such Loan that if prepaid would be sufficient to ensure that such Loan is not an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Internal Revenue Code.

“Alternate Offer” shall have the meaning assigned to such term in Section 5.14(d).

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 6.20.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ares” shall mean Ares Capital Corporation or any other entity known by the Lender to be an Affiliate of Ares Capital Corporation.

“Asset Sale” shall mean (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback or merger or consolidation) of Borrower or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions) (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law), in each case, other than:

(1)           a disposition of cash or Cash Equivalents or obsolete or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful in the conduct of business of Borrower and its Restricted Subsidiaries;

(2)           the disposition of all or substantially all of the assets of Borrower and its Restricted Subsidiaries, taken as a whole, in a manner permitted pursuant to Section 6.06;

(3)           the granting of a Lien permitted by Section 6.02;

(4)           for purposes of Section 6.06 only, the making of a Permitted Investment (except to the extent such transaction results in the receipt of cash or cash equivalents by Borrower or its Restricted Subsidiaries) or any other disposition of cash or cash equivalents that is otherwise a Restricted Payment permitted by Section 6.04;

(5)           any disposition of assets by Borrower or a Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $3.0 million;

(6)           any disposition of property or assets or issuance of securities by a Restricted Subsidiary to Borrower or by Borrower or a Restricted Subsidiary to another Restricted Subsidiary;

(7)           the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(8)           foreclosures on or expropriations of assets;

(9)           disposition of an account receivable in connection with the collection or compromise thereof;

(10)         the sale of Permitted Investments (other than sales of Equity Interests of any of the Restricted Subsidiaries) made by the Borrower or any Restricted Subsidiary after the Closing Date, if such Permitted Investments were (a) received in exchange for, or purchased out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests of Borrower (other than Disqualified Stock) or (b) received in the form of, or were purchased from the proceeds of, a substantially concurrent contribution of common equity capital to Borrower; and

(11)         the issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Capital Stock that is permitted by Section 6.01.

“Asset Sale Offer” shall have the meaning assigned to such term in Section 6.06(d).

“Asset Sale Offer Amount” shall have the meaning assigned to such term in Section 6.06(d).

“Asset Sale Payment” shall have the meaning assigned to such term in Section 6.06(d).

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee thereof (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A, or any other form approved by the Administrative Agent.

“Assumption Agreement” shall mean the Assignment, Assumption and Release Agreement dated as of the Restatement Date by and among Borrower, Holdings, Opco, various Subsidiaries of Opco, Lenders and Administrative Agent, effecting, among other things, the assignment to, and assumption by, the Borrower of the rights and duties of Opco (including all Obligations under the Existing Loan Agreement) and the amendment and restatement of the Existing Loan Agreement as set forth herein.

“Black Diamond” shall mean Black Diamond Asset Management or any other entity known by the Lender, after due inquiry, making an assignment or selling a participation pursuant to Section 10.04 to be an Affiliate of Black Diamond Asset Management.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person and (ii) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean a borrowing comprised of Loans.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“Calculation Date” shall have the meaning assigned to such term in the definition of “Fixed Charge Coverage Ratio”.

“Capital Assets” shall mean, with respect to any person, all equipment, fixed assets and Real Property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.

“Capital Expenditures” shall mean, for any period, without duplication, all expenditures made directly or indirectly by Borrower and its Restricted Subsidiaries during such period for Capital Assets (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability), but excluding (i) expenditures made in connection with the replacement, substitution or restoration of property from proceeds not otherwise required to be used to prepay the Senior Secured Loans pursuant to Section 2.10(f) or Section 2.10(c) of the Senior Secured Loan Documents and (ii) any portion of such expenditures attributable solely to acquisitions of property, plant and equipment in connection with any permitted acquisition or other Permitted Investment.  For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) time deposits and certificates of deposit, Eurodollar time deposits or bankers’ acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Rating Service or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; (f) demand deposit and savings deposit accounts maintained in the ordinary course of business; and (g) in the case of Foreign Subsidiaries, Investments made locally of a type comparable to those described in clauses (a) — (f) of this definition.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

A “Change of Control” shall be deemed to have occurred if:

(a)           Borrower at any time ceases to own, directly or indirectly, 100% of the Equity Interests of each of Holdings and Opco;

(b)           Holdings at any time ceases to own 100% of the Equity Interests of Opco;

(c)           prior to an IPO, the Permitted Holders (collectively) cease, directly or indirectly, to own, or to have the power to vote or direct the voting of, Voting Stock of Borrower, Holdings or Opco representing a majority of the voting power of the total outstanding Voting Stock of Borrower, Holdings or Opco, as the case may be;

(d)           upon and following an IPO, (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders for purposes of determining such “person” or “group”, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Borrower, Holdings or Opco representing more than 35% of the voting power of the total outstanding Voting Stock of Borrower, Holdings or Opco, as the case may be and (ii) the Permitted Holders (collectively) shall, directly or indirectly, own, or have the power to vote or direct the voting of, Voting Stock of Borrower, Holdings or Opco representing a lesser percentage of the voting power of the total outstanding Voting Stock of Borrower, Holdings or Opco, as the case may be, than such “person” or “group”;

(e)           upon and following an IPO, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Borrower, Holdings or Opco (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of Borrower, Holdings or Opco, as the case may be, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Borrower, Holdings or Opco, as the case may be; provided, that a Change of Control under this clause (e) shall not be deemed to have occurred if and for so long as the Permitted Holders own, directly or indirectly, or have the power to vote or direct the voting of, Voting Stock with sufficient voting power to elect a majority of directors to the Board of Directors of Borrower, Holdings or Opco; or

(f)            any change of control (or similar event, however, denominated) shall occur under and as defined in any of the Senior Secured Loan Documents.

For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Change of Control Offer” shall have the meaning assigned to such term in Section 5.14(a).

“Change of Control Prepayment Date” shall have the meaning assigned to such term in Section 5.14(a).

“Charges” shall have the meaning assigned to such term in Section 10.14.

“Closing Date” shall mean January 18, 2007.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Loan in the amount advanced by such Lender on the Closing Date or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The aggregate amount of the Lenders’ Commitments on the Closing Date was $120.0 million.  On the Restatement Date, the aggregate amount of the Lenders’ Commitments is $0.

“Communications” shall have the meaning assigned to such term in Section 10.01(d).

“Companies” shall mean Borrower and its Restricted Subsidiaries; and “Company” shall mean any one of them.

“Consolidated Amortization Expense” shall mean, for any period, with respect to any person the amortization expense of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Depreciation Expense” shall mean, for any period, with respect to any person, the depreciation expense of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, with respect to any person, Consolidated Net Income for such period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of Opco (other than a Subsidiary that is a guarantor under the Credit Agreement) only if a corresponding amount would be permitted at the date of determination to be distributed to Opco by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its Organizational Documents and all agreements or instruments (excluding any Loan Document) and Requirements of Law applicable to such Subsidiary or its equityholders):

(a)           Consolidated Interest Expense for such period,

(b)           Consolidated Amortization Expense for such period,

(c)           Consolidated Depreciation Expense for such period,

(d)           Consolidated Tax Expense for such period,

(e)           any non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity incentive programs, any costs or expenses incurred by such person or any of its Restricted Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, so long as such costs or expenses (other than non-cash charges) are funded with cash proceeds contributed to the capital of such person or net cash proceeds of an issuance of Equity Interests of such person (other than Disqualified Equity Interests),

(f)            the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, and

(g)           Board of Directors expenses, the management fees, the closing fee and reimbursement of expenses to Sponsor paid in compliance with Section 6.09(h) or (j), and

(y) subtracting therefrom:

(i)            the aggregate amount of all non-cash items increasing Consolidated Net Income (other than (A) the accrual of revenue or recording of receivables in the ordinary course of business and (B) the reversal of any accrual of a reserve referred to in the parenthetical in clause (f) of this definition (other than any such reversal that results from a cash payment)) for such period; and

(ii)           all other non-recurring items increasing Consolidated Net Income for such period.

“Consolidated Interest Expense” shall mean, for any period, with respect to such person, the total consolidated interest expense of such person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a)           imputed interest on Capital Lease Obligations of such person and its Restricted Subsidiaries for such period;

(b)           commissions, discounts and other fees and charges owed by such person or any of its Restricted Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;

(c)           amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by such person or any of its Restricted Subsidiaries for such period including, without limitation, net costs under Hedging Agreements dealing with interest rates and any commitment fees payable thereunder;

(d)           cash contributions to any employee stock ownership plan or similar trust made by such person or any of its Restricted Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Borrower or a Wholly Owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period;

(e)           all interest paid or payable with respect to discontinued operations of such person or any of its Restricted Subsidiaries for such period;

(f)            the interest portion of any deferred payment obligations of such person or any of its Restricted Subsidiaries for such period;

(g)           all interest on any Indebtedness of such person or any of its Restricted Subsidiaries of the type described in clause (f) or (k) of the definition of “Indebtedness” for such period; and

(h)           the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such person and its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of such person (other than Disqualified Capital Stock) or to such person or a Restricted Subsidiary of such person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; and

provided that, other than for purposes of calculating Consolidated EBITDA, (a) to the extent directly related to the Transactions, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense and (b) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to such Hedging Agreements.

“Consolidated Net Income” shall mean, for any period, with respect to any person, the consolidated net income (or loss) of such person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a)           the net income (or loss) of any person (other than a Restricted Subsidiary of Borrower) in which any person (other than Borrower and its Restricted Subsidiaries) has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by such person or (subject to clause (b) below) any of its Restricted Subsidiaries during such period;

(b)           the net income of any Subsidiary of Opco (other than any Subsidiary that is a guarantor under the Credit Agreement) during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or Requirement of Law applicable to that Subsidiary during such period, except that Opco’s equity in net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income;

(c)           any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by such person or any of its Restricted Subsidiaries upon any Asset Sale (other than any dispositions in the ordinary course of business) by such person or any of its Restricted Subsidiaries;

(d)           gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;

(e)           earnings resulting from any reappraisal, revaluation or write-up of assets;

(f)            unrealized gains and losses with respect to Hedging Obligations for such period;

(g)           costs and expenses related to any equity offering, permitted Investment, acquisition, disposition or any incurrence (or early extinguishment) of Indebtedness permitted by this Agreement (in each case whether or not consummated) or directly incurred in connection with the Transactions;

(h)           to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with the Transactions or any acquisition consummated prior to the Closing Date or, to the extent permitted hereunder, thereafter;

(i)            to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 120 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 120 days), expenses with respect to liability or casualty events or business interruption;

(j)            all other non-recurring items reducing Consolidated Net Income for such period, including store shut-down costs; provided that the aggregate amount of all non-recurring cash items added back for such period shall not exceed $5.0 million; and

(k)           any extraordinary or non-recurring gain (or extraordinary or non-recurring loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by such person or any of its Restricted Subsidiaries during such period.

For purposes of this definition of “Consolidated Net Income,” Consolidated Net Income shall be reduced (to the extent not already reduced thereby) by the amount of any payments to or on behalf of such person made pursuant to Section 6.04(b)(10).

Notwithstanding any of the foregoing, Consolidated Net Income shall be calculated for any period without giving effect to purchase accounting or similar adjustments required or permitted by GAAP in connection with the Transactions or any acquisition.

“Consolidated Tax Expense” shall mean, for any period, with respect to such person, the tax expense of such person and its Restricted Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Contribution Indebtedness” shall mean Indebtedness of any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than (i) Excluded Contributions and amounts applied to make a Restricted Payment in accordance with Section 6.04(b)(2) and (ii) cash contributions, the proceeds of which have been or are to be used to prepay Loans in accordance with the terms of this Agreement) made to the capital of any Restricted Subsidiary following the Closing Date; provided that:

(1)           if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the Companies, the amount of such excess shall be Indebtedness with a maturity date later than the Maturity Date, and

(2)           such Contribution Indebtedness (a) is incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the date of the incurrence thereof.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Investment Affiliate” shall mean, as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in any direct or indirect parent of Borrower or other portfolio companies.

“Credit Agreement” means the senior secured credit agreement, dated as of the January 18, 2007, by and among Opco, Holdings, the other guarantors party thereto, the lenders party thereto, UBS AG, Stamford Branch, as administrative agent, and the other agents party thereto, and any related notes, mortgages, collateral documents, letters of credit, guarantees, instruments and agreements executed in connection therewith including any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time), in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” shall mean one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely in exchange for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to 6 months following the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to 6 months following the Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations other than repurchase obligations with respect to common Equity Interests of any Company or any direct or indirect parent of any Company issued to employees and directors of Borrower and its Restricted Subsidiaries upon death, disability, retirement, severance or termination of employment or service and which provide that any repurchase obligation shall not be effective during the continuance of an Event of Default or if such purchase of Borrower’s Equity Interest would not otherwise be permitted by this Agreement or would result in an Event of Default under this Agreement and customary change of control or asset sale proceeds repurchase obligations and which may come into effect prior to payment in full of all Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable and for which no events or claims that could give rise thereto are then pending or outstanding).

“dollars” or “$” shall mean lawful money of the United States.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.21.

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health, and any and all Environmental Permits.

“Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Cure Documents” shall mean the Equity Support Letter and the Equity Side Letter.

“Equity Cure Provider” shall mean J.W. Childs Equity Partners III, L.P.

“Equity Financing” shall mean the cash common equity investment directly or indirectly in Holdings by the Equity Investors as the same was further invested in cash equity in Opco on the Closing Date, in the amount of $134.0 million.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Investors” shall mean, collectively, the Permitted Holders, Affiliates of Permitted Holders and Sponsor, any co-investor existing on the Closing Date, any co-investor which acquired equity in an amount not to exceed $30.0 million within 90 days of the Closing Date and officers, employees and directors of Borrower or any of its Subsidiaries.

“Equity Support Letter” shall mean that certain letter agreement, dated as of the Restatement Date, as amended, supplemented or otherwise modified from time to time, among the Equity Cure Provider, Mattress Interco, Inc. and such other parties thereto, pursuant to which the Equity Cure Provider has agreed to make certain equity investments to Mattress Interco, Inc. to be contributed as capital directly or indirectly to Opco pursuant to the terms and conditions thereof.

“Equity Side Letter” shall mean that certain letter agreement, dated as of the Restatement Date, as amended, supplemented or otherwise modified from time to time among the Administrative Agent and the Equity Cure Provider.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the failure to make by its due date a required installment under Section 412 or 430 of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Company or any of its

ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Company.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Proceeds” shall have the meaning assigned to such term in Section 6.06(d).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Contribution” shall mean net cash proceeds, marketable securities or Qualified Proceeds, in each case received by any Restricted Subsidiary from:

(1)           contributions to its common equity capital; and

(2)           the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of any Company) of Equity Interests (other than Disqualified Capital Stock and Preferred Stock);

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of Section 6.04(a)(v).

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income taxes (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and branch profits taxes imposed on it, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized, having its principal office or otherwise doing business or, in the case of any Lender, its applicable lending office in such jurisdiction (other than a business solely arising from or deemed to solely arise from any of the Transactions contemplated by this Agreement or any other Loan Documents) and (b) in the case of a Foreign Lender, any U.S. federal withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except (x) to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.15(a) or (y) if such Foreign Lender is an assignee pursuant to a request by Borrower under Section 2.16; provided that this subclause (b)(i) shall not apply to any Tax imposed on a

Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 2.14(d), (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.15(e), or (iii) is attributable to a U.S. Lender’s failure to comply with Section 2.15(g).

“Executive Order” shall have the meaning assigned to such term in Section 6.20.

“Existing Lien” shall have the meaning assigned to such term in the definition of “Permitted Lien”.

“Existing Loan Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Fixed Charge Coverage Ratio” means, for any period, with respect to any person, the ratio of Consolidated EBITDA for such period to the Consolidated Interest Expense for such period.  In the event that such person or any Restricted Subsidiary incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made occurred (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(a)           acquisitions that have been made by such person or any of its Restricted Subsidiaries, including through mergers or consolidations, or such person or any of its Restricted Subsidiaries acquired by such person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect (in accordance with Regulation S-X under the Securities Act but giving effect to Pro Forma Cost

Savings) as if they had occurred on the first day of the four-quarter reference period;

(b)           the Consolidated EBITDA attributable to operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date shall be excluded.  The Fixed Charges attributable to operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges shall not be obligations of such person or any of its Restricted Subsidiaries following the Calculation Date;

(c)           any Person that is a Restricted Subsidiary on the Calculation Date (or would become a Restricted Subsidiary on such Calculation Date in connection with the transaction requiring determination of such Consolidated EBITDA) shall be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(d)           any Person that is not a Restricted Subsidiary on the Calculation Date (or would cease to be a Restricted Subsidiary on such Calculation Date in connection with the transaction requiring determination of such Consolidated EBITDA) shall be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(e)           if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation (as defined in the Credit Agreement) applicable to such Indebtedness if such Hedging Obligation (as defined in the Credit Agreement) has a remaining term as at the Calculation Date in excess of 12 months).

“Foreign Lender” shall mean any Lender that is not a U.S. Person.

“Fund” shall mean any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“General Investment Basket” shall mean, at any time of determination, $20.0 million.

“General Partner” shall mean J.W. Childs Advisors III, L.P.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Hazardous Materials” shall mean the following:  hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Holdings” shall have the meaning assigned to such term in the recitals hereto

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person upon which interest charges are customarily paid or accrued (other than the deferral of fees pursuant to the Management Services Agreement); (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business); (f) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (g) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person; (h) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (i) [Intentionally Omitted], (j) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (k) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above.  The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.  In no event will obligations or liabilities in respect of any Qualified Capital Stock constitute Indebtedness hereunder.  For the purposes of Section 6.01(b), Indebtedness shall include Disqualified Capital Stock and Preferred Stock issued by a Restricted Subsidiary.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Intellectual Property” shall mean, with respect to any Company, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted.

“Interest Payment Date” shall mean the last Business Day of each April, July, October and January to occur during any period in which the Loan is outstanding and the Maturity Date.

“Investments” means, with respect to any person, all direct or indirect investments by such person in other persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  If the Borrower or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such person is no longer a Restricted Subsidiary, the Borrower shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Borrower’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the penultimate paragraph of Section 6.04.  The acquisition by the Borrower or any Restricted Subsidiary of a person that holds an Investment in a third person shall be deemed to be an Investment by the Borrower or such Restricted Subsidiary in such third person in an amount equal to the fair market value of the Investments held by the acquired person in such third person in an amount determined as provided in the penultimate paragraph of Section 6.04.  Except as otherwise provided in this Agreement, the amount of an Investment shall be determined at the time the Investment is made and without giving effect to subsequent changes in value.  Notwithstanding the foregoing, Restricted Payments of the type described in Section 6.04(a)(ii) shall not be deemed to be Investments.

“IPO” shall mean the first underwritten public offering by Borrower (or any direct or indirect parent of Borrower), Holdings or Opco of its Equity Interests after the Closing

Date pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether in existence on the Closing Date or thereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lenders” shall mean (a) the persons that are a party hereto and (b) any person that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such person that has ceased to be a party hereto pursuant to an Assignment and Assumption.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, collateral assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities (other than securities representing an interest in a joint venture), any purchase option, call or similar right of a third party with respect to such securities.

“Loan” shall mean the loans made by the Lenders party to the Existing Loan Agreement on the Closing Date, as the same continue to exist after the transfer of all Obligations therefor to the Borrower on the Restatement Date pursuant to the Restatement Date Transactions, and, for the avoidance of doubt, shall include any amount added to the principal thereof pursuant to the Existing Loan Agreement or this Agreement.

“Loan Documents” shall mean this Agreement, the Notes (if any), the Assumption Agreement and the Equity Support Documents.

“Management Services Agreement” shall mean the management agreement by and among Sponsor, Borrower, Opco and Mattress Firm, Inc., dated as of January 18, 2007, as amended on the Restatement Date, and as further amended, supplemented or otherwise modified from time to time.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations or condition, financial or otherwise, of Borrower and its Subsidiaries, taken as a whole; (b) material impairment of the ability of the Borrower to fully and timely perform any of its payment obligations under any Loan Document; or (c) material impairment of the rights of or benefits or remedies available to the Lenders under any Loan Document.

“Material Indebtedness” shall mean any Indebtedness (other than the Loans) or Hedging Obligations of Borrower or any of its Subsidiaries in an aggregate outstanding principal amount exceeding $5.0 million.

“Material Subsidiary” shall mean Holdings, Opco and any other Restricted Subsidiary of Borrower whose consolidated net income accounts for more than 5% of the consolidated net income of Borrower and its Restricted Subsidiaries, or the value of whose net assets exceeds 5% of consolidated total assets of Borrower and its Restricted Subsidiaries.

“Maturity Date” shall mean January 18, 2015.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.

“Net Cash Proceeds” shall mean, with respect to any Asset Sale, the cash proceeds received by Borrower or any of its Restricted Subsidiaries (including cash proceeds subsequently received (as and when received by Borrower or any of its Restricted Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Borrower or any of its Restricted Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 365 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 365 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any obligations which are secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties).

“Non-Recourse Debt” shall mean Indebtedness:

(1)           as to which neither Borrower nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)           no default with respect to which would permit upon notice, lapse of time or both any holder of any Indebtedness of Borrower or any Restricted Subsidiary to declare a default on such Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Maturity Date; and

(3)           as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Borrower or any Restricted Subsidiary.

“Notes” shall mean any notes evidencing the Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit B.

“Obligations” shall mean (i) the unpaid principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower under this Agreement and the other Loan Documents.

“OFAC” shall have the meaning assigned to such term in Section 6.20(a).

“Officers’ Certificate” shall mean, as to any person, a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer, the president or any one of the Financial Officers of such person, each in his or her official (and not individual) capacity.

“Opco” shall have the meaning assigned to such term in the recitals hereto.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including related interest, fines, penalties and additions to tax) arising from any payment made or required to be made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“Patriot Act” shall have the meaning assigned to such term in Section 10.13.

“Payment Default” shall have the meaning assigned to such term in Section 8.01(f)(i)

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Business” shall mean any business conducted by any Restricted Subsidiary on the Closing Date and any businesses that, in the good faith judgment of the Board of Directors of Borrower, are reasonably related, ancillary or complementary thereto, or reasonable extensions thereof.

“Permitted Debt” shall have the meaning assigned to such term in Section 6.01(b).

“Permitted Holders” shall mean J.W. Childs Associates, L.P., J.W. Childs Equity Partners III, L.P., JWC Fund III Co-Invest, LLC, JWC Mattress Holdings, LLC, Mr. John W. Childs, Gary T. Fazio, Jim R. Black, R. Stephen Stagner, Lehman Brothers Co-Investment Partners L.P., Lehman Brothers Co-Investment Capital Partners L.P., Lehman Brothers Co-Investment Group L.P., Lehman Brothers Fund of Funds XVIII — Co-Investment Holding, LP, TCW Group, another investor that is an assignee of any of J.W. Childs Associates, L.P., J.W. Childs Equity Partners III, L.P., JWC Fund III Co-Invest, LLC, JWC Mattress Holdings, LLC or Mr. John W. Childs and that is reasonably satisfactory to the Administrative Agent and, in each case, their respective Controlled Investment Affiliates.

“Permitted Investments” shall mean:

(1)           any Investment in Cash Equivalents;

(2)           any Investment in Borrower or in a Restricted Subsidiary;

(3)           any Investment by Borrower or any Restricted Subsidiary in a person, if as a result of such Investment:

(a)           such person becomes a Restricted Subsidiary; or

(b)          such person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Borrower or a Restricted Subsidiary;

(4)           any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 6.06;

(5)           any Investment made for consideration consisting of Qualified Capital Stock;

(6)           any Investment received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Borrower or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with persons that are not Affiliates;

(7)           Investments represented by Hedging Obligations permitted under this Agreement;

(8)           loans or advances to employees of Borrower or any of its Subsidiaries (x) in the ordinary course of business in an aggregate amount not to exceed $5.0 million at any time outstanding or (y) in connection with the purchase by such persons of Equity Interests of Borrower or any direct or indirect parent of Borrower so long as the cash proceeds of such purchase received by any direct or indirect parent of Borrower are contemporaneously contributed to the common equity capital of Borrower;

(9)           Investments in existence on the Restatement Date;

(10)         Investments in prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(11)         pledges or deposits permitted under the definition of Permitted Liens;

(12)         receivables owing to Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms as Borrower or such Restricted Subsidiary deems reasonable under the circumstances;

(13)         other Investments in any person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed the General Investment Basket

(14)         Guarantees by any Restricted Subsidiary of obligations of franchisees or any of their Affiliates in an aggregate outstanding amount (including any such guaranteed obligations outstanding on the Closing Date) not to exceed $5.0 million;

(15)         Guarantees by any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(16)         Investments consisting solely of Contingent Obligations permitted under Section 6.01(b)(19); and

(17)         Any portion of an Investment otherwise accounted for as a Capital Expenditure under Section 6.13.

“Permitted Liens” shall mean:

(1)           inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(2)           Liens in respect of property of any Company imposed by Requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole and (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(3)           any Lien of any Restricted Subsidiary in existence on the Restatement Date and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by clause (ii) of subsection (2) above, does not secure an aggregate principal amount of Indebtedness, if any, greater than that secured on the Restatement Date and (ii) does not encumber any property other than the property subject thereto on the Restatement Date (any such Lien, an “Existing Lien”);

(4)           easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether in existence on the Closing Date or thereafter, not (i) securing Indebtedness or (ii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies (taken as a whole);

(5)           Liens arising out of judgments, attachments or awards not resulting in an Event of Default;

(6)           Liens (other than any Lien imposed by ERISA) (x) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(7)           Leases, subleases, licenses and sublicenses entered into or granted in the ordinary course of business;

(8)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company;

(9)           Liens of any Restricted Subsidiary securing Indebtedness incurred pursuant to Section 6.01(b)(4); provided that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of such Restricted Subsidiary;

(10)         bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management, other account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(11)         Liens on property of a person existing at the time such person or the property of such person is acquired or merged with or into or consolidated with any Company to the extent permitted under Section 6.05 (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien;

(12)         Liens of any Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary that is incurred pursuant to the Credit Facilities and/or securing Hedging Obligations related thereto not in violation of Section 6.01(b);

(13)         licenses of Intellectual Property granted in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;

(14)         the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods and similar arrangements;

(15)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(16)         Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.04;

(17)         the filing of unauthorized financing statements or other similar notices for which there is no underlying security interest granted by any Company;

(18)         Liens in favor of Borrower and any Restricted Subsidiary on assets of a Restricted Subsidiary;

(19)         Liens securing secured Indebtedness of any Restricted Subsidiary permitted under Section 6.01(b)(13) and other Liens incurred in the ordinary course of business of any Company with respect to obligations that do not in the aggregate exceed $25.0 million at any time outstanding;

(20)         any interest or title of a lessor under leases entered into by Borrower or any of its Restricted Subsidiaries in the ordinary course of business; and

(21)         Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of any Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge, other Indebtedness of any Restricted Subsidiary; provided that:

(1)           the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2)           such Permitted Refinancing Indebtedness has a final maturity date not earlier than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (excluding the effect of nominal amortization or any prepayment in respect thereof);

(3)           if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Loans, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)           such Indebtedness is incurred by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, unlimited company or government or other entity.

“PIK Period” shall have the meaning assigned to such term in Section 2.06(d).

“PIK Portion” shall have the meaning assigned to such term in Section 2.06(d).

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including under Section 4069 of ERISA).

“Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether outstanding on the Closing Date or issued after the Closing Date.

“Prepayment Premium” shall mean a premium equal to (a) until the third anniversary of the Closing Date, 101% of principal amount thereof and (b) after the third anniversary of the Closing Date, 100% of principal amount thereof.

“Pro Forma Cost Savings” shall mean adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such asset acquisition or asset disposition, and may reflect additional operating expense reductions and other additional operating improvements or synergies that would not be includable in pro forma financial statements prepared in accordance with Regulation S-X but that are reasonably anticipated by Borrower to be realizable in connection with such asset acquisition or asset disposition in the 12-month period following the consummation of such asset acquisition or asset disposition are estimated on a good faith basis by Borrower, and are reasonably satisfactory to the Administrative Agent or have otherwise been permitted under the Credit Facilities (or otherwise agreed to by the lenders under the Credit Facilities).  Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail, which, for the avoidance of doubt, in the case of any requirement under the Credit Facilities for a similar certificate, shall be satisfied by delivery of the same certificate as required and accepted under the Credit Facilities.

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether in existence or owned on the Closing Date or thereafter entered into or acquired, including all Real Property.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any person engaged in, a Permitted Business.

“Qualified Survivor” shall mean any person (a) surviving a consolidation or merger with Holdings, Opco or Borrower or to which Holdings, Opco or Borrower sells, assigns, transfers, conveys or otherwise disposes of all or substantially all of its properties or assets taken as a whole and (b) which is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold or other estate) in and to any and all parcels of or interests in real property owned or leased by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures.

“Refinancing” shall mean the repayment in full and the termination of any commitment to make extensions of credit under all of the outstanding indebtedness of Holdings any of its Restricted Subsidiaries on the Closing Date.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Required Lenders” shall mean Lenders having more than 50% of the sum of all outstanding principal amounts in respect of the Loans.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person or any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restatement Date” shall mean March 20, 2009.

“Restatement Date Transactions” shall mean the transactions to occur on or about the Restatement Date, including (a) the execution and delivery of the Assumption Agreement and the assignment and assumption of the Obligations thereunder, (b) the exchange of all notes issued pursuant to the Existing Loan Agreement for Notes and (c) the payment of all related fees and expenses.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.04(a).

“Restricted Subsidiary” shall mean Holdings, Opco and any other direct or indirect Subsidiary of Borrower that is not an Unrestricted Subsidiary.

“Rollover Equity” shall mean the continued common equity interest (including by sale or redemption for cash on the Closing Date with substantially contemporaneous reinvestment) of certain existing stockholders of Opco in Holdings (or in any direct or indirect parent of Holdings).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Secured Loan Documents” shall mean the Loan Documents (as defined in the Credit Agreement) as in effect on the Closing Date, or as amended, restated, supplemented, refinanced or replaced from time to time.

“Senior Secured Loans” shall mean Opco’s Senior Secured Loans extended pursuant to the Credit Agreement.

“Sponsor” shall mean J.W. Childs Associates, L.P. and its Affiliates.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (ii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iii) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.  Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Successor Administrative Agent Agreement” shall mean the Successor Administrative Agent Agreement dated as of February 4, 2009 by and among the Borrower, UBS AG, Stamford Branch, Lenders and Administrative Agent, effecting, among other things, the resignation of UBS AG, Stamford Branch as the administrative agent under the Existing Loan Agreement and the appointment of TCW IV as the successor administrative agent under the Existing Loan Agreement.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TCW Group” shall mean, collectively, TCW/Crescent Mezzanine Partners IV, L.P., a Delaware limited partnership, TCW/Crescent Mezzanine Partners IVB, L.P., a Delaware limited partnership, and their respective Affiliates.

“TCW IV” shall have the meaning assigned to such term in the preamble hereto.

“Transaction Documents” shall mean the Acquisition Documents, the Senior Secured Loan Documents, the Existing Loan Agreement, the Successor Administrative Agent Agreement, this Agreement and the other Loan Documents.

“Transactions” shall mean, collectively, (i) the transactions that occurred on or about the Closing Date pursuant to the applicable Transaction Documents, including (a) the consummation of the Acquisition; (b) the execution, delivery and performance of the Existing

Loan Agreement and the promissory notes issued thereunder and the initial borrowings thereunder on the Closing Date; (c) the Refinancing; (d) the Equity Financing; (e) the Rollover Equity; (f) the execution, delivery and performance of the Senior Secured Loan Documents and the borrowings thereunder; and (g) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing and (ii) the Restatement Date Transactions.

“U.S. Person” shall mean any person that is a United States person within the meaning of Section 7701(a)(30) of the Code.

“United States” shall mean the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of Borrower (other than Holdings or Opco) that is designated by the Board of Directors of Borrower as an Unrestricted Subsidiary pursuant to a resolution by the Board of Directors, but only to the extent that such Subsidiary:

(1)           has no Indebtedness other than Non-Recourse Debt;

(2)           except as permitted by Section 6.09, is not party to any agreement, contract, arrangement or understanding with Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Borrower or such Restricted Subsidiary than those that might be obtained at the time from persons that are not Affiliates of Borrower;

(3)           is a person with respect to which neither Borrower nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such person’s financial condition or to cause such person to achieve any specified levels of operating results; and

(4)           has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Borrower or any Restricted Subsidiary.

Any designation of a Subsidiary of Borrower as an Unrestricted Subsidiary shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution by the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 6.18.  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 6.01, Borrower shall be in default of such covenant.  The Board of Directors of Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under Section 6.01, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect members of the Board of Directors of such person.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02     Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  Except as expressly stated otherwise, “fair market value” shall be deemed to be as determined in the good faith of the Borrower.

SECTION 1.03     Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating Borrowers’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

SECTION 1.04     Resolution of Drafting Ambiguities.  The Borrower acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II

THE CREDITS

SECTION 2.01     Commitments.  On the Closing Date each Lender party to the Existing Loan Agreement, severally and not jointly, made Loans to Opco in the principal amount equal to its Commitment on the Closing Date.  Amounts paid or prepaid in respect of Loans may not be reborrowed.

SECTION 2.02     Loans.  Each Loan was made on the Closing Date as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments.  On the Restatement Date, the aggregate principal amount of the Loans outstanding is $85,578,311.88, of which $5,578,311.88 constitutes the amount previously added to, and the amount of interest accrued but not yet added to, the principal amount of the Loans made on the Closing Date pursuant to the Existing Loan Agreement.  Schedule A hereto sets forth the outstanding principal amount of the Loans held by each Lender on the Restatement Date.

SECTION 2.03     [Intentionally Omitted].

SECTION 2.04     Evidence of Debt; Repayment of Loans.

(a)           Promise to Repay.  Borrower hereby unconditionally promises to pay to each Lender, the principal amount of each Loan of such Lender on the Maturity Date.  Borrower shall provide to the Administrative Agent notice of any such payment promptly upon payment, which notice shall detail the amount of such payment and the Lenders to whom such payment was made.

(b)           Lender and Administrative Agent Records.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.  The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan hereunder; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by each Lender of which the Administrative Agent is aware.  The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms.

(c)           Promissory Notes.  Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that its Loans be evidenced by a promissory note.  In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit B.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.05     [Intentionally Omitted].

SECTION 2.06     Interest on Loans.

(a)           Interest Rate.  Subject to the provisions of Section 2.06(c), the Loan shall bear interest at a rate equal to 16.00% per annum compounded quarterly.

(b)           [Intentionally Omitted].

(c)           Default Rate.  Notwithstanding the foregoing, during the continuance of an Event of Default occurring under Section 8.01(a), (b), (g) or (h), all Obligations shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a per annum rate equal to 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 (in either case, the “Default Rate”).

(d)           Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.  On each Interest Payment Date prior to the Interest Payment Date in the month of April 2014 (such period, the “PIK Period”), Borrower shall (subject to its election in the succeeding sentence), in lieu of the payment in cash in whole of interest due on the Loans (other than interest accrued pursuant to Section 2.06(c)), pay up to all (the “PIK Portion”) of the interest due on such Interest Payment Date by adding such PIK Portion to the principal amount of the Loans on such Interest Payment Date.  If, during the PIK Period, Borrower elects to pay any or all of the PIK Portion in cash it shall deliver to the Administrative Agent, within five Business Days of each relevant Interest Payment Date, written notice of such election (it being understood that in the absence of any such notice with respect to an Interest Payment Date the Borrower shall be deemed to have elected not to pay interest due in cash).  On the Interest Payment Date in the month of April 2014, and on all Interest Payment Dates thereafter, Borrower shall pay the interest due on each such date in cash.  For all purposes under this Agreement, all amounts in respect of the PIK Portion for which the Borrower has not elected to make payment in cash shall be treated as additional principal amounts of the Loans and all references in this Agreement to Loans shall include the amount of such PIK Portion.  Amounts in respect of the PIK Portion shall be allocated ratably to the principal amounts of the loans of each Lender in accordance with the aggregate principal amount of outstanding Loans of such Lender at such Interest Payment Date.

(e)           Interest Calculation.  All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first but excluding the last day).

SECTION 2.07     Termination of Commitments.

The Commitments automatically terminated at 5:00 p.m., New York City time, on the Closing Date.

SECTION 2.08     [Intentionally Omitted]

SECTION 2.09     [Intentionally Omitted]

SECTION 2.10     Optional and Mandatory Prepayments of Loans.

(a)           Optional Prepayments.  Borrower shall have the right at any time and from time to time to prepay the Loans, in whole or in part, at the Prepayment Premium, provided that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 or, if less, the outstanding principal amount of such Borrowing.

(b)           Mandatory AHYDO Prepayment.  On each Interest Payment Date occurring after the fifth anniversary of the Restatement Date, Borrower shall prepay a portion of each Loan outstanding on such Interest Payment Date equal to the AHYDO Amount on such Interest Payment Date at a prepayment price equal to 100% of the portion so prepaid.  Concurrently with such prepayment, Borrower shall deliver to the Administrative Agent and each Lender a statement setting forth, in reasonable detail, the calculation of such AHYDO Amount.

(c)           [Intentionally Omitted].

(d)           [Intentionally Omitted].

(e)           [Intentionally Omitted].

(f)            [Intentionally Omitted].

(g)           Notice of Prepayment.  Borrower shall notify the Administrative Agent by written notice of any prepayment made pursuant to Section 2.10 not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable; provided that, if a notice of prepayment is given in connection with the consummation of a transaction, such notice of prepayment may be conditioned on the consummation of such transaction, and such notice of prepayment may be revoked if such transaction is not effected as contemplated in such notice.  Each such notice shall specify the prepayment date, the principal amount of the Loans to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment.  Promptly following receipt of any such notice the Administrative Agent shall advise the Lenders of the contents thereof.  Such notice to the Lenders may be by telecopier or electronic mail.  Each partial prepayment of the Loans shall be in an amount that would be permitted, except as necessary to apply fully the required amount of a mandatory prepayment Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06(d).

SECTION 2.11     [Intentionally Omitted]

SECTION 2.12     Yield Protection.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender; or

(ii)           subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.15 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);

and the result of any of the foregoing shall be to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction suffered.

(b)           Capital Requirements.  If any Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 and delivered to Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof) .

SECTION 2.13     [Intentionally Omitted]

SECTION 2.14     Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)           Payments Generally.  Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or of amounts payable under Section 2.15 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim.  Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments due to the Administrative Agent shall be made to the Administrative Agent and all such payments due to a Lender shall be made to such Lender, as applicable, at its payment office set forth on Schedule A or such other office as provided to the Borrower from time to time.  If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

(b)           Pro Rata Treatment.

(i)            Each payment of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders; and

(ii)           Each payment on account of principal of the Loans shall be allocated among the Lenders pro rata based on the principal amount of the Loans held by the Lenders.

(c)           Insufficient Funds.  If at any time insufficient funds are received by and available to any Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder in accordance with the amounts of interest and fees then due to such Lender, and (ii) second, toward payment of principal then due hereunder  in accordance with the amounts of principal then due to such Lender.

(d)           Sharing of Set-Off.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this paragraph apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.  If under applicable bankruptcy, insolvency or any similar law any Lender receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Lender shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Lender is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.

(e)           Lender Default.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the

Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid.

SECTION 2.15            Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable Requirements of Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b)           Payment of Other Taxes by Borrower.  Without limiting the provisions of paragraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c)           Indemnification by Borrower.  Borrower shall indemnify the Administrative Agent and each Lender within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by the Administrative Agent or such Lender, as the case may be, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.  If Indemnified Taxes or Other Taxes were not correctly or legally asserted, the Administrative Agent or such Lender shall, upon the Borrower’s request and at the expense of the Borrower, provide such documents to the Borrower in form and substance satisfactory to the Administrative Agent, as the Borrower may reasonably request, to enable the Borrower to contest such Indemnified Taxes or Other Taxes pursuant to appropriate proceedings then available to the Borrower (so long as neither such contest nor the provision of such documents to the Borrower shall, in the good faith determination of the Administrative Agent or the Lender, have a reasonable likelihood of resulting in any liability of, or a material adverse consequence to the Administrative Agent or such Lender and doing so is otherwise permitted under applicable law as determined by the Administrative Agent or such Lender). This Section 2.15(c) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other person.

(d)           Evidence of Payments.  As soon as practicable (but in no event later than 30 days) after any payment of Indemnified Taxes or Other Taxes by Borrower to a

Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  To the extent that a Foreign Lender is legally entitled to do so, such Foreign Lender shall deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed original copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)           duly completed original copies of Internal Revenue Service Form W-8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit C, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)          any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrower to determine the withholding or deduction required to be made.

(f)            Treatment of Certain Refunds.  If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other person.  Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to Borrower the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

(g)           U.S. Lenders.  Each Lender who is a U.S. Person on or prior to the date of its execution and delivery of this Agreement, on or prior to the date on which it becomes a Lender, in the case of an assignee, and from time to time thereafter if requested in writing by Borrower or the Administrative Agent, shall provide Borrower and the Administrative Agent with duplicate executed originals of Internal Revenue Service Form W-9, or any successor form, certifying that such Lender is entitled to exemption from United States backup withholding tax.

SECTION 2.16            Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.12, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous in any material respect to such Lender.  Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.  A certificate setting forth in reasonable detail such costs and expenses submitted by such Lender to Borrower shall be conclusive absent manifest error.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 2.12, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, or if Borrower exercises its replacement rights under Section 10.02(d), then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts;

(ii)           in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter;

(iii)          such assignment does not conflict with applicable Requirements of Law; and

(iv)          each Lender agrees that, if Borrower elects to replace such Lender in accordance with this Section 2.16, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and such notes deemed cancelled.

A Lender shall not be required to make any such assignment or delegation if, with respect to an exercise by Borrower of its rights under this Section 2.16(b) resulting from a claim for compensation by such Lender under Section 2.12, such Lender withdraws or waives such claim within 10 Business Days of such Lender’s receipt of the notice to such Lender of Borrower’s intent to exercise of its rights under this Section 2.16(b) referred to above.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each of the Lenders that:

SECTION 3.01            Organization; Powers.  Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Each Company is in compliance with its Organizational Documents and, with respect to any such Organizational Documents which are multiparty agreements, there is no existing default under any Organizational Document of any Company or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder.

SECTION 3.02            Authorization; Enforceability.  The Restatement Transactions are within Borrower’s powers and have been duly authorized by all necessary action on the part of Borrower.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which the Borrower is to be a party, when executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03            No Conflicts.  The execution, delivery and performance of the Loan Documents by Borrower (a) will not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of Borrower, (c) will not violate in any material respect any Requirement of Law, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon Borrower or its property, or give rise to a right thereunder to require any payment to be made by Borrower, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of Borrower.

SECTION 3.04            No Liabilities.  Except as set forth in the financial statements most recently delivered prior to the Restatement Date under the Existing Loan Agreement pursuant to Section 5.01 thereof, after giving effect to the Restatement Date Transactions, there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Loan Documents and the Senior Secured Loan Documents.  Since January 31, 2008 and after giving effect to the Restatement Date Transactions, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.05            Properties.

(a)           Generally.  Each Company has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose.  The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted), except to the extent that the failure to be in such condition could not reasonably be expected to result in a Material Adverse Effect and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.

(b)           Real Property.  Schedule 3.05(b) contains a true and complete list of each interest in Real Property (i) owned by any Company as of the Restatement Date and describes the type of interest therein held by such Company and whether such owned Real Property is leased and if leased whether the underlying Lease contains any option to purchase all or any portion of such Real Property or any interest therein or contains any right of first refusal relating to any sale of such Real Property or any portion thereof or interest therein and (ii) leased, subleased, licensed or otherwise occupied or utilized by any Company, as lessee, sublessee, franchisee or licensee, as of the Restatement Date and describes the type of interest therein held by such Company and, in each of the cases described in clauses (i) and (ii) of this Section 3.05(b), whether any Lease requires the consent of the landlord or tenant thereunder, or other party thereto, to the Restatement Transactions.

(c)           Assets.  Each Company owns or has rights to use all of its assets and all rights with respect to thereto, in each case used in, necessary for or material to each Company’s business as currently conducted.  The use by each Company of its assets and all rights with respect thereto do not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  No claim has been made and remains outstanding that any Company’s use of any of its assets does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06            Intellectual Property.

(a)           Ownership/No Claims.  Each Company owns, or is licensed to use, all Intellectual Property, except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No written claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Company know of any valid basis for any such claim.  The use of such Intellectual Property by each Company does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)           Registrations.  Except pursuant to licenses and other user agreements entered into by each Company in the ordinary course of business, on and as of the Restatement Date (i) each Company owns and possesses the right to use, and has done nothing to authorize or enable any other person to use, any of its Intellectual Property and (ii) all registrations with respect to each Company’s Intellectual Property are valid and in full force and effect.

(c)           No Violations or Proceedings.  To each Company’s knowledge, on and as of the Restatement Date, there is no material violation by others of any right of such Company with respect to any copyright, patent or trademark pledged by it under the name of such Company.

SECTION 3.07            Equity Interests and Subsidiaries.

(a)           Equity Interests.  Schedule 3.07(a) sets forth a list of (i) all the Subsidiaries of Borrower and their jurisdictions of organization as of the Restatement Date and

(ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Restatement Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Restatement Date.  All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Borrower or joint ventures permitted by this Agreement, are owned by Borrower, directly or indirectly through Wholly Owned Subsidiaries.  All Equity Interests of Borrower are owned directly by Mattress Interco, Inc., a Delaware corporation.  Each Company is the record and beneficial owner of, and has good and marketable title to, its Equity Interests listed on Schedule 3.07(a), free of any and all Liens, rights or claims of other persons, except Permitted Liens, and, with respect to the Equity Interests of each Company, there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.

(b)           Organizational Chart.  An accurate organizational chart, showing the ownership structure of each Company and its Subsidiaries on the Restatement Date, and after giving effect to the Restatement Transactions, is set forth on Schedule 3.07(b).

SECTION 3.08            Litigation; Compliance with Laws.  Except as set forth on Schedule 3.08, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, property or rights of any Company (i) that involve any Loan Document or any of the Transactions or (ii) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  Except for matters covered by Section 3.18, no Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09            Agreements.  No Company is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.  No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.

SECTION 3.10            Federal Reserve Regulations.  No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.  No part of the proceeds of any Loan were used or will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

SECTION 3.11            Investment Company Act.  No Company is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to registration under, the Investment Company Act of 1940, as amended.

SECTION 3.12            Use of Proceeds.  The proceeds of the Loans were used to finance a portion of the Acquisition consideration and the Refinancing and to pay fees, commissions and expenses in connection therewith.

SECTION 3.13            Taxes.  Except as set forth on Schedule 3.13, each Company has (a) timely filed or caused to be timely filed all federal Tax Returns and all material state, local and foreign Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid, collected, withheld or remitted or caused to be duly and timely paid, collected, withheld or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible, withholdable or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP and (ii) which could not, individually or in the aggregate, have a Material Adverse Effect.  Each Company is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 3.14            No Material Misstatements.  No information, report, financial statement, certificate, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading in any material respect as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection or pro forma adjustment, each Company represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule (it being understood that forecasts are subject to uncertainties and contingencies and that no representation or warranty is given that any forecast will be realized).

SECTION 3.15            Labor Matters.  As of the Restatement Date, there are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company, threatened.  The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect.  All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  The consummation of the Restatement Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

SECTION 3.16            Solvency.  Immediately after the consummation of the Restatement Transactions to occur on the Restatement Date, (a) the fair value of the properties of each Company (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Company (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Company (individually and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Company (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Restatement Date.

SECTION 3.17            Employee Benefit Plans.  Each Company and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of any Company or any of its ERISA Affiliates or the imposition of a Lien on any of the property of any Company.  The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1.0 million the fair market value of the property of all such underfunded Plans.  Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of each Company or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.18            Environmental Matters.  Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(a)           The Companies and their businesses, operations and Real Property are in compliance with, and the Companies have no liability under, any applicable Environmental Law; and under the currently effective business plan of the Companies, no expenditures or operational adjustments will be required in order to comply with applicable Environmental Laws during the next five years;

(b)           The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing and, under the currently effective business plan of the Companies, no expenditures or operational adjustments will be required in order to renew or modify such Environmental Permits during the next five years;

(c)           There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the Companies or their predecessors in interest that could result in liability by the Companies under any applicable Environmental Law;

(d)           There is no Environmental Claim pending or, to the knowledge of the Companies, threatened against the Companies, or relating to the Real Property currently or formerly owned, leased or operated by the Companies or their predecessors in interest or relating to the operations of the Companies, and there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim;

(e)           No person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation;

(f)            No Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(g)           No Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no Real Property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;

(h)           No Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property or other assets of the Companies;

(i)            The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law; and

(j)            The Companies have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Companies.

SECTION 3.19            Insurance.  Schedule 3.19 sets forth a true, complete and correct description of all insurance maintained by each Company as of the Restatement Date.  All insurance maintained by the Companies is in full force and effect, all premiums have been duly paid, no Company has received notice of violation or cancellation thereof, except, in such case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.  Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

SECTION 3.20            Anti-Terrorism Law.

(a)           No Company and, to the knowledge of the Companies, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)           No Company and to the knowledge of the Companies, no Affiliate or broker or other agent of any Company acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)      a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)     a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)    a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)    a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)     a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)           No Company and, to the knowledge of the Companies, no broker or other agent of any Company acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE IV

CONDITIONS TO EFFECTIVENESS

SECTION 4.01            Restatement Date.  On the Restatement Date:

(a)           Assumption Agreement.  The Assumption Agreement shall have become effective in accordance with its terms.

(b)           Exchange of Notes.  Each outstanding note issued pursuant to the Existing Loan Agreement shall have been exchanged for a Note having a principal amount equal to the original principal amount of such outstanding note plus the amount of interest added to and the amount of interest accrued but not yet added to, the principal thereof prior to such Restatement Date.

(c)           Corporate Documents.  The Administrative Agent shall have received:

(i)            a certificate of the secretary or assistant secretary of Borrower dated the Restatement Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of Borrower certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of Borrower authorizing the execution, delivery and performance of the Loan Documents to which Borrower is a party and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of Borrower (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i));

(ii)           a certificate as to the good standing of Borrower (in so-called “long-form” if available) as of a recent date, from the Secretary of State (or other applicable Governmental Authority) of its state or organization and other jurisdictions reasonably requested by the Administrative Agent; and

(iii)          such other documents as the Lenders or the Administrative Agent may reasonably request.

(d)           Officers’ Certificate.  The Administrative Agent shall have received a certificate, dated the Restatement Date and signed by a Responsible Officer of Borrower, confirming compliance with the conditions precedent set forth in this Section 4.01.

(e)           [Intentionally Omitted].

(f)            Opinions of Counsel.  The Administrative Agent shall have received, on behalf of itself, and the Lenders, a written opinion of Ropes & Gray LLP, special counsel for Borrower, substantially in the form of Exhibit D.

(g)           Requirements of Law.  The Lenders shall be satisfied that Borrower and the Restatement Date Transactions shall be in full compliance with all material Requirements of Law, including Regulations T, U and X of the Board, and shall have received satisfactory evidence of such compliance reasonably requested by them.

(h)           Consents.  The Lenders shall be satisfied that all requisite material Governmental Authorities and third parties shall have approved or consented to the Restatement Transactions (other than such consents and approvals the failure to obtain could not reasonably be expected to have a Material Adverse Effect), and there shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Restatement Transactions or the other transactions contemplated hereby.

(i)            [Intentionally Omitted].

(j)            USA Patriot Act.  The Lenders shall have received, to the extent requested, sufficiently in advance of the Restatement Date, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) including the information described in Section 10.13.

(k)           No Default.  Borrower shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to this Agreement and the transactions contemplated hereof, no Default or Event of Default shall have occurred and be continuing on such date.  Immediately prior to the Restatement Date, no Default or Event of Default (in each case as defined in the Existing Loan Agreement) shall exist under the Existing Loan Agreement.

(l)            Representations and Warranties.  Each of the representations and warranties made by Borrower set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the Restatement Date; provided that:

(i)            to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; and

(ii)           any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

(m)          No Legal Bar.  No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification obligations not then due and payable), unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of its Restricted Subsidiaries to:

SECTION 5.01            Financial Statements, Reports, etc.  Furnish to each Lender the following:

(a)           Annual Reports.  As soon as available and in any event within 105 days after the end of the fiscal year ending January 31, 2009 and each fiscal year thereafter, (i) the consolidated balance sheet of Opco as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, all prepared in accordance with GAAP and accompanied by an opinion of Crow Chizek and Company LLC or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Opco as of the dates and for the periods specified in accordance with GAAP, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth statement of income items and Consolidated EBITDA of Opco for such fiscal year, showing variance, by dollar amount and percentage, from amounts for the previous fiscal year and budgeted amounts, (iii) the balance sheet of Borrower (on an individual and consolidated basis) as of the end of such fiscal year and related statements of income, cash flows and stockholders’ equity of Borrower (on an individual and consolidated basis) for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, all prepared in accordance with GAAP and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with the audited financial statements referred to in clause (a)(i) of this Section, and (iv) a narrative report and management’s discussion and analysis in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of Borrower and Opco for such fiscal year, as compared to amounts for the previous fiscal year and budgeted amounts (it being understood that the information required by clause (i) may be furnished in the form of a Form 10-K);

(b)           Quarterly Reports.  As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, (i) the consolidated balance sheet of Opco as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, all prepared in accordance with GAAP and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Opco as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with the audited financial statements referred to in clause (a) of this Section, subject to normal year-end audit adjustments and the absence of footnotes, (ii) the balance sheet of Borrower as of the end of such fiscal quarter prepared in accordance with GAAP and accompanied by a certificate of a Financial Officer stating that such balance sheet fairly presents, in all material respects, the financial condition of Borrower as of the date specified in accordance with GAAP consistently applied, (iii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth statement of income items and Consolidated EBITDA of Opco for such fiscal quarter and for the then elapsed portion of the fiscal year, showing variance, by dollar amount and percentage, from amounts for the comparable periods in the previous fiscal year and budgeted amounts, and (iv) a narrative report and management’s discussion and analysis in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts (it being understood that the information required by clause (i) may be furnished in the form of a Form 10-Q);

(c)           Monthly Reports.  Within 30 days after the end of the first two months of each fiscal quarter, the consolidated balance sheet of Opco as of the end of each such month and the related consolidated statements of income and cash flows of Opco for such month and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated results of operations and cash flows of Opco as of the date and for the periods specified in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(d)           Interest Certificate.  Within 30 days after the end of each fiscal year of Borrower, a certificate of a Financial Officer setting forth the aggregate amount of PIK Portion paid by Borrower to each Lender during such fiscal year in cash and/or by adding such PIK Portion to the principal amount of such Lender’s Loans.

(e)           [Intentionally Omitted].

(f)            Public Reports.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of its Material Indebtedness pursuant to the terms of the documentation governing such Material Indebtedness (or any trustee, agent or other representative therefor), as the case may be;

(g)           Management Letters.  Promptly after the receipt thereof by any Company, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;

(h)           Budgets.  Within 60 days after the beginning of each fiscal year of Opco, a budget for Opco in form reasonably satisfactory to the Administrative Agent, but to include balance sheets, statements of income and sources and uses of cash, for each month of such fiscal year prepared in detail, prepared in summary form, in each case, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of Opco to the effect that the budget of Opco is a reasonable estimate for the periods covered thereby;

(i)            [Intentionally Omitted].

(j)            Other Information.  Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02            Litigation and Other Notices.  Furnish to each Lender written notice of the following promptly (and, in any event, within five Business Days of the occurrence thereof):

(a)           any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)           the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document, and promptly (and no more than 15 days after receiving such request) provide copies to the Administrative Agent and upon written request of the Administrative Agent of all pleadings and judgments related to such item; and

(c)           promptly (and, in any event, within five Business Days of the occurrence thereof) any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect.

SECTION 5.03            Existence; Businesses and Properties.

(a)           Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or Section 6.06 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)           Do or cause to be done all things necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; (ii) comply with all material agreements except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect; (iii) comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether in effect on the Closing Date or thereafter enacted, except, where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and (iv) at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business and subject to casualty and condemnation events) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Company in accordance with Section 6.05 or Section 6.06; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable.

SECTION 5.04            Insurance.  Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to each Company’s Real Property and other properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated businesses) with such deductibles as is customary in the case of similar businesses operating in the same or similar locations.

SECTION 5.05            Taxes.

(a)           Payment of Taxes.  Pay its Indebtedness and other obligations promptly and in accordance with their terms, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, and pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP and (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien and (y) the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

(b)           Filing of Returns.  Timely and correctly file all material Tax Returns required to be filed by it and withhold, collect and remit all material Taxes that it is required to collect, withhold or remit.

(c)           Tax Shelter Reporting.  Borrower does not intend to treat the Loans as being a “reportable transaction” within the meaning of Code Section 6707A or Treasury Regulation Section 1.6011-4.  In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

SECTION 5.06            Employee Benefits.  (a) Comply with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within 30 days after any Responsible Officer of any Company or any ERISA Affiliates of any Company knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount exceeding $5.0 million or in the imposition of a Lien, a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan maintained by any Company; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan maintained by any Company (or employee benefit plan sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request.

SECTION 5.07            Maintaining Records; Access to Properties and Inspections; Annual Meetings.  Keep proper books of record and account (i) in which full, true and correct entries in conformity with all Requirements of Law, (ii) in form permitting financial statements conforming with GAAP to be derived therefrom and (iii) in which of all dealings and transactions in relation to its business and activities are recorded.  Each Company will permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the property of such Company upon reasonable prior notice during regular business hours and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants), all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any Lender may request; provided that in the absence of an Event of Default, no more than one such visit for the Administrative Agent and the Lenders will be permitted in a year.  So long as no Default or Event of Default has occurred and is continuing, Borrower shall be permitted to coordinate the visits and inspections of individual Lenders to minimize inconvenience.

SECTION 5.08            [Intentionally Omitted]

SECTION 5.09            [Intentionally Omitted]

SECTION 5.10            Compliance with Environmental Laws; Environmental Reports.

(a)           Comply, and cause all lessees and other persons occupying Real Property owned, operated or leased by any Company to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b)           If a Default caused by reason of a breach of Section 3.18 or Section 5.10(a) shall have occurred and be continuing for more than 30 days without the Companies commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, provide to the Lenders within 60 days after such request, at the expense of Borrower, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response required by law to address them.

SECTION 5.11            [Intentionally Omitted]

SECTION 5.12            [Intentionally Omitted]

SECTION 5.13            [Intentionally Omitted]

SECTION 5.14            Change of Control.

(a)           If a Change of Control occurs, make an offer to prepay the Loans in full as described below (the “Change of Control Offer”).  In the Change of Control Offer, Borrower shall offer a payment in cash equal to (i) 101%, if such Change of Control occurs on or prior to the third anniversary after the Closing Date or (ii) 100%, thereafter, in each case, of the aggregate principal amount of Loans to be prepaid plus accrued and unpaid interest, if any, to the date of prepayment.  Within thirty days following any Change of Control, Borrower shall mail or cause to be mailed a notice to each Lender describing the transaction or transactions that constitute the Change of Control and offering to prepay the Loans on the date specified in the notice, which date shall be a Business Day no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Prepayment Date”), pursuant to the procedures described below.  Such notice shall state:

(i)            that the Change of Control Offer is being made pursuant to this Section 5.14(a);

(ii)           the purchase price (including the amount of accrued interest) and the Change of Control Prepayment Date;

(iii)          that any Loan not prepaid shall continue to accrue interest;

(iv)          that, unless Borrower defaults in making payments therefor, any Loan accepted for prepayment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Prepayment Date;

(v)           that Lenders electing to have Loans prepaid pursuant to a Change of Control Offer shall be required to provide notice of their election of prepayment to Borrower at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Prepayment Date; and

(vi)          that Lenders shall be entitled to withdraw their election if Borrower receives, not later than the second Business Day prior to the Change of Control Prepayment Date, a telegram, facsimile transmission or letter setting forth the name of the Lender, the principal amount of the Loans the Lender requested for prepayment and a statement that such Lender is withdrawing his election to have such Loans prepaid.

(b)           [Intentionally Omitted].

(c)           Borrower shall not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement applicable to a Change of Control Offer made by Borrower and prepays all Loans properly requested to be prepaid and not withdrawn under such Change of Control Offer or (2) a notice of prepayment of all outstanding Loans has been given pursuant to Section 2.10, and such prepayment is consummated in accordance with Section 2.10 on or prior to the date that the Change of Control Offer is required to be made to Lenders.

(d)           Notwithstanding the foregoing, Borrower shall not be required to make a Change of Control Offer, as provided above, if, in connection with or in contemplation of any Change of Control, it or a third party has made an offer to prepay (an “Alternate Offer”) all Loans at a cash price equal to or higher than the Change of Control Prepayment and has prepaid all Loans properly requested to be prepaid in accordance with the terms of such Alternate Offer.  A Change of Control Offer may be made in advance of a Change of Control or conditional upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document have been paid in full (other than contingent indemnification obligations not then due and payable), unless the Required Lenders shall otherwise consent in writing:

SECTION 6.01            Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)           The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Indebtedness), and the Borrower shall not issue Disqualified Capital Stock and shall not permit any Restricted Subsidiary to issue any Disqualified Capital Stock or any shares of Preferred Stock; provided, however, that any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue Disqualified Capital Stock or issue Preferred Stock, if the Fixed Charge Coverage Ratio of Opco for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Capital Stock or Preferred Stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Capital Stock or the Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b)           Notwithstanding Section 6.01(a), the incurrence of any of the following items of Indebtedness shall be permitted (collectively, “Permitted Debt”):

(1)           (A)          the incurrence by the Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities in an aggregate amount at any time outstanding under this clause (1)(A) (with letters of credit being deemed to have an amount equal to the maximum potential liability of the Restricted Subsidiaries thereunder) not to exceed $295.0 million; and

(B)           the incurrence by the Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities in an aggregate amount at any time outstanding under this clause (1)(B) (with letters of credit being deemed to have an amount equal to the maximum potential liability of the Restricted Subsidiaries thereunder), together with any Permitted Refinancing Indebtedness in respect of any Indebtedness under this clause (1)(B), not to exceed the amount, if any, by which (x) 3.0 times Consolidated EBITDA of Opco for its most recently ended four full fiscal quarters for which internal financial statements are available exceeds (y) $295.0 million;

(2)           the incurrence by the Restricted Subsidiaries of Indebtedness outstanding on the Restatement Date as set forth on Schedule 6.01(b) other than Indebtedness incurred pursuant to Section 6.01(b)(1);

(3)           Indebtedness represented by the Loans;

(4)           the incurrence by any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or Purchase Money Obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used or useful in the business of any Restricted Subsidiary, and refinancings thereof, in an aggregate amount not to exceed $12.5 million at any time outstanding;

(5)           the incurrence by any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge, Indebtedness (other than intercompany Indebtedness) permitted to be incurred under Sections 6.01(a), (b)(1)(B), (b)(2) or (b)(5) or the incurrence by Borrower of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge, Indebtedness permitted to be incurred under Section 6.01(b)(3);

(6)           the incurrence by any Restricted Subsidiary of intercompany Indebtedness between or among any other Restricted Subsidiary; provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a person other than a Restricted Subsidiary and (b) any sale or other transfer of any such Indebtedness to a person that is not a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by such Restricted Subsidiary that is not permitted by this clause (6);

(7)           the issuance by any of the Restricted Subsidiaries to any other Restricted Subsidiary of Preferred Stock; provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a person other than a Restricted Subsidiary and (b) any sale or other transfer of any such Preferred Stock to a person that is not a Restricted Subsidiary shall be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that is not permitted by this clause (7);

(8)           the incurrence by any Restricted Subsidiary of Hedging Obligations in the ordinary course of business;

(9)           the guarantee by any Restricted Subsidiary of Indebtedness of any other Restricted Subsidiary that was permitted to be incurred by another provision of this Section 6.01;

(10)         the incurrence by any Restricted Subsidiary of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, indemnities, bankers’ acceptances, performance, completion and surety bonds or guarantees, and similar types of obligations in the ordinary course of business;

(11)         the incurrence by any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12)         the incurrence by any Restricted Subsidiary of Indebtedness consisting of guarantees, earn-outs, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Equity Interests; provided that the maximum aggregate liability in respect of all such obligations outstanding under this clause (12) shall at no time exceed (a) in the case of an acquisition, $10.0 million (provided that the amount of such liability shall be deemed to be the amount thereof, if any, reflected on the consolidated balance sheet of Holdings (e.g., the amount of such liability shall be deemed to be zero if no amount is reflected on such balance sheet)) and (b) in the case of a disposition, the gross proceeds actually received by the Restricted Subsidiaries in connection with such disposition;

(13)         the incurrence by any Restricted Subsidiary of additional Indebtedness in an aggregate amount at any time outstanding, including all Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), not to exceed $25.0 million;

(14)         [Intentionally Omitted];

(15)         (a) Indebtedness or Preferred Stock of persons that are acquired by any Restricted Subsidiary or merged into a Restricted Subsidiary pursuant to an acquisition permitted under this Agreement (provided that such Indebtedness or Preferred Stock is not incurred in connection with or in contemplation of such acquisition or merger or amalgamation) or (b) unsecured Indebtedness incurred by any Restricted

Subsidiary in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the acquisition by such Restricted Subsidiary of property used or useful in a Permitted Business (whether through the direct purchase of assets or the purchase of Equity Interests of, or merger, amalgamation or consolidation with, any person owning such assets); provided that after giving effect to such incurrence of Indebtedness either (A) the Companies would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.01(a) or (B) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(16)         Contribution Indebtedness;

(17)         Indebtedness consisting of promissory notes issued by any Restricted Subsidiary to current or former officers, directors, consultants and employees, their respective estates, assigns, heirs, permitted transferees, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent of Holdings permitted by Section 6.04; provided that (i) such Indebtedness shall have no covenants or events of default other than in respect of the obligation to make scheduled principal and interest payments and (ii) the interest rate applicable to such Indebtedness shall not exceed the corporate base rate applicable at the time of issuance of such Indebtedness;

(18)         Indebtedness of any Restricted Subsidiary supported by a letter of credit issued pursuant to the Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit; and

(19)         Contingent Obligations of any Restricted Subsidiary in respect of Indebtedness permitted under Section 6.01.

(c)           For purposes of determining compliance with this Section 6.01, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) of Section 6.01(b), or is entitled to be incurred pursuant to Section 6.01(a), the Borrower is permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 6.01.  Indebtedness under Credit Facilities outstanding on the Restatement Date shall initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1)(A) of Section 6.01(b).

(d)           The accrual of interest, the accrual of dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock shall not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of this Section 6.01; provided, in each such case, that the amount thereof is included in Consolidated Interest Expenses of Borrower as accrued.  Notwithstanding any other provision of this Section 6.01, the maximum amount of Indebtedness that Borrower or any Restricted Subsidiary may incur pursuant to this Section 6.01 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(e)           The amount of any Indebtedness outstanding as of any date shall be:

(1)           the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2)           the principal amount of the Indebtedness, in the case of any other Indebtedness.

SECTION 6.02            Liens.  Borrower shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or permit to exist, directly or indirectly, any Lien other than Permitted Liens on the property of any Restricted Subsidiary owned on the Closing Date or thereafter acquired by it or on any income or revenues or rights therein.

SECTION 6.03            [Intentionally Omitted]

SECTION 6.04            Limitations on Restricted Payments.

(a)           Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly:

(i)            declare or pay any dividend or make any other payment or distribution on account of the Equity Interests of Borrower or any Restricted Subsidiary (including, without limitation, any payment in connection with any merger, amalgamation or consolidation involving Borrower or any Restricted Subsidiary) or to the direct or indirect holders of the Equity Interests of Borrower or any Restricted Subsidiary in their capacity as such (other than (A) dividends or distributions payable in Qualified Capital Stock and (B) dividends or distributions payable to Borrower or any Restricted Subsidiary);

(ii)           purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger, amalgamation or consolidation involving Borrower) any Equity Interests of Borrower or any direct or indirect parent of Borrower;

(iii)          make any principal prepayment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Borrower other than the Loans; or

(iv)          make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of a Restricted Subsidiary that is contractually subordinated to the

Loans (excluding any Indebtedness owed to and held by Borrower or any Restricted Subsidiary), other than (x) payments of interest or principal at the stated maturity thereof and (y) payments, purchases, redemptions, defeasances or other acquisitions or retirements for value in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation or mandatory redemption, in each case, due within one year of the stated maturity thereof; or

(v)           make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (v) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)           no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)           Opco would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.01(a); and

(3)           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Companies since the Closing Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (11), (12), (13), (14), (15), (16) and (17) of Section 6.04(b)), is not greater than the sum, without duplication, of:

(A)          50% of the Consolidated Net Income of Opco for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the Closing Date occurred to the end of Opco’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B)           100% of the aggregate net cash proceeds received by Opco, and 100% of the fair market value at the time of receipt of assets other than cash, if any, received by Holdings, after the date of this Agreement as a contribution to its common equity capital (other than pursuant to the Equity Cure Documents) or from the issue or sale of Qualified Capital Stock or from the issue or sale (other than to a Subsidiary of any Company) of convertible or exchangeable Disqualified Capital Stock or convertible or exchangeable debt securities of Holdings that have been converted into or exchanged for Qualified Capital Stock; in each case other than (1) any Excluded Contributions and (2) cash proceeds and marketable securities received from the sale of Equity Interests of Holdings (or as a cash capital contribution to its common equity capital (other than pursuant to the Equity Cure Documents)) to members of management, directors or consultants of Holdings, any of its Subsidiaries or any direct or indirect parent of Holdings after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (5) of Section 6.04(b); plus

(C)           to the extent that any Restricted Investment that was made after the date of this Agreement is sold for cash or Borrower or a Restricted Subsidiary otherwise receives Cash Equivalents therefor, the return of capital in cash or Cash Equivalents with respect to such Restricted Investment (less the cost of disposition, if any); plus

(D)          to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of this Agreement, the fair market value of the Investment of Borrower and the Restricted Subsidiaries in such Subsidiary as of the date of such redesignation.

(b)           The preceding provisions shall not prohibit:

(1)           the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of this Agreement;

(2)           the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of any Company) of, Qualified Capital Stock or from the substantially concurrent contribution of common equity capital to Holdings; provided that the amount of any such net cash proceeds that is utilized for any such Restricted Payment shall be excluded from clause (3)(B) of the preceding paragraph;

(3)           the payment, defeasance, redemption, repurchase or other acquisition or retirement for value of Indebtedness of any Restricted Subsidiary with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4)           the payment of any dividend (or, in the case of any partnership, limited liability company or unlimited company, any similar distribution) by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis taking into account the relative preferences, if any, of the various classes of equity interests in such Restricted Subsidiary;

(5)           the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Borrower or any Restricted Subsidiary, or payments by Borrower or any Restricted Subsidiary to any direct or indirect parent of Borrower to permit, and which are used by, such direct or indirect parent of Borrower to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of such direct or indirect parent of Borrower, in each case, held by any current or former officer, director, consultant or employee of Borrower or any Restricted Subsidiary (or permitted transferees, assigns, estates or heirs of any of the foregoing), and Restricted Payments in the form of distributions to pay principal or interest on promissory notes that were issued in lieu of cash payments for the repurchase, redemption or other acquisition or retirement for value of such Equity Interests; provided that the aggregate amount of Restricted Payments made in respect of such repurchased, redeemed, acquired or retired Equity Interests or payments of principal or interest on promissory notes may not exceed $5.0 million in any calendar year (excluding for purposes of calculating such amount the Restricted Payments made in respect of Equity Interests repurchased, redeemed, acquired or retired or payments of principal or interest on promissory notes with the proceeds from the repayment of loans by Borrower or a Restricted Subsidiary made for the purpose of purchasing such Equity Interests), with unused amounts being available to be used in the following three calendar years, but not in any succeeding calendar year (with any amounts being deemed to first reduce the longest outstanding unused amount); and provided, that, that such amounts may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Capital Stock) of any Company (or capital contributions in respect thereto) and, to the extent contributed to Borrower, Equity Interests of any of its direct or indirect parents, in each case to members of management, directors or consultants of Borrower, any of its Subsidiaries or any of its direct or indirect parents that occurs after the Closing Date plus (B) the cash proceeds of key man life insurance policies received by Borrower or its Restricted Subsidiaries after the Closing Date; provided that Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4); and provided, further, that cancellation of Indebtedness owing to Borrower in connection with and as consideration for a repurchase of Equity Interests of Borrower or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of this Section 6.04 or any other provision of this Agreement;

(6)           the declaration and payment of dividends to holders of any class or series of Disqualified Capital Stock of the Borrower or any Restricted Subsidiary issued or incurred in compliance with Section 6.01 to the extent such dividends are included in the definition of “Consolidated Interest Expense” for such person;

(7)           [Intentionally Omitted];

(8)           repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9)           Restricted Payments that are made with Excluded Contributions after the Closing Date; provided that in the case of any Excluded Contributions which are not made in cash, any Restricted Payment (other than any Investment) with such Excluded Contributions are of substantially similar property to the property contributed;

(10)         the declaration and payment of dividends to, or the making of loans to, any direct or indirect parent of Borrower in amounts required for such party to pay:

(A)          franchise taxes and other fees, taxes and expenses required to maintain its legal existence;

(B)           federal, state and local income taxes to the extent such income taxes are attributable to the income of the Borrower and its Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Borrower and its Restricted Subsidiaries would be required to pay in respect of federal, state and local income taxes for such fiscal year were the Borrower and the Restricted Subsidiaries to pay such taxes as a stand-alone taxpayer, less any federal, state and/or local income taxes actually payable directly by the Borrower and/or the Restricted Subsidiaries;

(C)           customary and reasonable salary, bonus, severance and other benefits payable to officers and employees of any direct or indirect parent of the Borrower to the extent such salaries, bonuses, severances and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(D)          general overhead expenses (including professional and administrative expenses) for any direct or indirect parent of the Borrower to the extent such expenses are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries; and

(E)           to pay fees and expenses related to any unsuccessful equity or debt offering not prohibited by this Agreement (which, in the case of any payment to an Affiliate, shall otherwise comply with Section 6.09 hereof);

(11)         the declaration and payment of dividends by any Restricted Subsidiary to Borrower in amounts required for Borrower to pay any amounts due and owing to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents;

(12)         cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Borrower or any direct or indirect parent of the Borrower; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 6.04 (as determined in good faith by the Board of Directors of Borrower);

(13)         [Intentionally Omitted];

(14)         the declaration and payment of dividends on Preferred Stock in accordance with the certificate of designations therefor; provided that at the time of issuance of such Preferred Stock, the Companies would, after giving pro forma effect thereto as if such issuance had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.01(a);

(15)         payments made to purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Borrower or any Restricted Subsidiary or any Indebtedness of a Restricted Subsidiary, in each case, pursuant to provisions requiring such person to offer to purchase, redeem, defease or otherwise acquire or retire for value such Equity Interests or Indebtedness upon the occurrence of a “change of control” or with the proceeds of “asset sales” as defined in the charter provisions, agreements or instruments governing such Equity Interests or Indebtedness; provided, however, that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and the Borrower has purchased all Loans validly tendered in connection with that Change of Control Offer or Asset Sale Offer; and

(16)         payments pursuant to Section 6.09; and

(17)         other Restricted Payments in an aggregate amount not to exceed $10.0 million since the Closing Date;

provided that in the case of any Restricted Payment pursuant to clause (5), (14), (15) or (17), no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Restricted Payment.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Borrower or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

For purposes of determining compliance with this Section 6.04, if a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (17) above or is entitled to be made according to Section 6.04(a), Borrower may, in its sole discretion, classify the Restricted Payment in any manner that complies with this Section 6.04.

SECTION 6.05            Mergers and Consolidations.

(a)           Borrower shall not, and shall not permit Holdings or Opco to, (1) consolidate or merge with or into another person (whether or not such person is the surviving person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of such person taken as a whole, in one or more related transactions, to another person; provided, however, such restrictions shall not apply to Borrower, Opco or Holdings if:

(A)          (i) in the case of Opco, (x) Opco or a Qualified Survivor is the surviving person of any such transaction and (y) after giving effect to any such transaction, the Borrower continues to own directly or indirectly, 100% of the Equity Interests of Opco or such Qualified Survivor, as applicable, (ii) in the case of Holdings, (x) Holdings or a Qualified Survivor is the surviving person of such transaction and (y) after giving effect to any such transaction, the Borrower continues to own directly or indirectly, 100% of the Equity Interests of Holdings or such Qualified Survivor, as applicable, and Opco or (iii) in the case of Borrower, (x) Borrower or a Qualified Survivor is the surviving person of any such transaction, (y) after giving effect to any such transaction, the Borrower or the Qualified Survivor, as applicable, continues to own directly or indirectly, 100% of the Equity Interests of Holdings and Opco and (z) the Qualified Survivor (unless Borrower survives any such transaction) assumes all the obligations of the Borrower under the Loan Documents;

(B)           immediately after such transaction, no Default or Event of Default exists; and

(C)           (i) in the case of Borrower, (x) Borrower or the Qualified Survivor, as applicable, shall, on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, have a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 or (y) the Fixed Charge Coverage Ratio of Borrower or the Qualified Survivor, as applicable, after giving effect to the transaction and any related financings, would not be less than the Fixed Charge Coverage Ratio of Borrower immediately prior to such transaction, (ii) in the case of Opco, (x) Opco or the Qualified Survivor, as applicable, shall, on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.01(a) or (y) the Fixed Charge Coverage Ratio of Opco or the Qualified Survivor, as applicable, after giving effect to the transaction and any related financings, would not be less than the Fixed Charge Coverage Ratio of Opco immediately prior to such transaction or (iii) in the case of Holdings, (x) Holdings or the Qualified Survivor, as applicable, shall, on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.01(a) or (y) the Fixed Charge Coverage Ratio of Opco or the Qualified Survivor, as applicable, after giving effect to the transaction and any related financings, would not be less than the Fixed Charge Coverage Ratio of Opco immediately prior to such transaction.

In addition, the Borrower shall not, and shall not permit Holdings or Opco to, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other person.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Borrower, Holdings or Opco, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower, Holdings or Opco, as the case may be.

(b)           [Intentionally Omitted].

(c)           This Section 6.05 shall not apply to a merger of Borrower or any Restricted Subsidiary with an Affiliate solely for the purpose, and with the effect, of reincorporating such person in another jurisdiction of the United States so long as the Affiliate surviving any such merger (i) is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia and (ii) in the case of a merger of Borrower, assumes all the obligations of Borrower under the Loan Documents.  In addition, nothing in this Section 6.05 shall prohibit any Restricted Subsidiary from consolidating or amalgamating with, merging with or into or conveying, transferring or leasing, in one transaction or a series of transactions, all or substantially all of its assets to Borrower or another Restricted Subsidiary.

SECTION 6.06            Limitations on Asset Sales.

(a)           Borrower shall not, and shall not permit any Restricted Subsidiary to, consummate an Asset Sale; provided, however, any Restricted Subsidiary may consummate an Asset Sale if:

(1)           such Restricted Subsidiary (in the case of a sale of its property or assets or the issuance of its Equity Interests (other than in a merger or consolidation)) or another Restricted Subsidiary or the Borrower (in the case of a merger or consolidation) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)           at least 75% of the consideration received in the Asset Sale by such Restricted Subsidiary (in the case of a sale of its property or assets or the issuance of its Equity Interests (other than in a merger or consolidation)) or another Restricted Subsidiary or the Borrower (in the case of a merger or consolidation) is in the form of cash or Cash Equivalents.

(b)           For purposes of this provision, each of the following shall be deemed to be cash:

(1)           any liabilities, as shown on the Borrower’s most recent consolidated balance sheet, of any Restricted Subsidiary that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases such Restricted Subsidiary from such liabilities;

(2)           any securities, notes or other obligations received by the Borrower or any Restricted Subsidiary from such transferee that are, within 180 days of the Asset Sale, converted by such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

(3)           any stock or assets of the kind referred to in clause (2) or (4) of Section 6.06(c).

(c)           Within twelve (12) months and five (5) Business Days after the receipt of any Net Cash Proceeds from an Asset Sale, or, with respect to clauses (2) and (3) of this Section 6.06(c), if a contract for such investment has been entered into within twelve (12) months and five (5) Business Days after the receipt of any Net Cash Proceeds from an Asset Sale, within 180 days of the date of such contract (but only if such 180th day occurs later than the end of such twelfth month), the Borrower may cause its Restricted Subsidiary to apply those Net Cash Proceeds at its option:

(1)           to repay any secured Indebtedness (other than Indebtedness owed to Borrower or a Restricted Subsidiary) permitted to be incurred under Credit Facilities and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)           to acquire all or substantially all of the assets of, or any Equity Interests of, a person engaged in a Permitted Business; provided that in the case of acquisition of Equity Interests of any person, such acquisition is permitted by Section 6.04 (without giving effect to clause (4) of the definition of “Permitted Investments”);

(3)           to make a capital expenditure permitted by Section 6.13; or

(4)           to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of any Net Cash Proceeds, a Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by this Agreement.

(d)           When the aggregate amount of Net Cash Proceeds not applied or invested in accordance with the preceding paragraph (“Excess Proceeds”) exceeds $15.0 million, the Borrower will make an offer (an “Asset Sale Offer”) to all Lenders with such Net Cash Proceeds, on a pro rata basis, to repay the outstanding principal amount of the Loans with the remaining Excess Proceeds (the “Asset Sale Offer Amount”).  In any Asset Sale Offer, the offer to prepay the Loans will be in an amount equal to 100% of principal amount thereof, plus accrued and unpaid interest, to the date of such prepayment (the “Asset Sale Payment”), and will be payable in cash; provided that, notwithstanding the foregoing, the Borrower shall not be required to make an Asset Sale Offer with the Net Cash Proceeds of any Asset Sale that constitutes a Change of Control if the Borrower makes a Change of Control Offer in respect of such Change of Control in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement and prepays the principal amount of Loans properly requested by the Lenders and not withdrawn under such Change of Control Offer.

(e)           Pending the final application of any Net Cash Proceeds, the Borrower may permit any Restricted Subsidiary to temporarily reduce revolving credit borrowings or otherwise may invest the Net Cash Proceeds in any manner that is not prohibited by this Agreement.

(f)            If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Borrower may allow any Restricted Subsidiary to use those amounts for any purpose not otherwise prohibited by this Agreement.  If the aggregate principal amount of Accepted Loans exceeds the pro rata amount of Excess Proceeds allocable to the Accepted Loans, the Administrative Agent will select the Accepted Loans to be repaid on a pro rata basis.  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(g)           Upon the commencement of an Asset Sale Offer (which shall remain open for a period of at least twenty (20) Business Days following its commencement (the “Offer Period”)), the Borrower shall send, by first class mail, postage prepaid, a notice to each Lender at its address appearing in the Register, with a copy to the Administrative Agent, on the date of the Asset Sale Offer.  The notice shall contain all instructions and materials necessary to enable such Lender to accept the Asset Sale Offer with respect to its Loans.  Any Asset Sale Offer shall be made to all Lenders.  The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(1)           that the Asset Sale Offer is being made pursuant to this Section 6.06;

(2)           the aggregate principal amount of Indebtedness subject to the Asset Sale Offer to be made pursuant to Section 6.06(d) and the amount of Excess Proceeds available to consummate the Asset Sale Offer and that, on the fifth (5th) Business Day following the expiration of the Offer Period (the “Asset Sale Payment Date”), the Borrower shall prepay at par all Loans in respect of which the applicable Lender has validly accepted and not withdrawn the offer to prepay (the “Accepted Loans”) pursuant to this Section 6.06;

(3)           that any Loan not accepted for payment shall continue to accrue interest;

(4)           that, unless the Borrower defaults in making such payment, Accepted Loans shall cease to accrue interest after the Asset Sale Payment Date;

(5)           that Lenders electing to have a Loan prepaid pursuant to a Asset Sale Offer may elect to have all or any portion of such Loan prepaid;

(6)           that Lenders electing to have a Loan prepaid pursuant to any Asset Sale Offer shall be required to execute and deliver to the Administrative Agent such consent documentation as the Borrower may reasonably request;

(7)           that Lenders shall be entitled to withdraw their election if the Administrative Agent receives, not later than the expiration of the Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Lender, the aggregate principal amount of the Accepted Loans of such Lender and a statement that such Lender is withdrawing its election to have such Loans prepaid; and

(8)           that if the aggregate principal amount of Accepted Loans exceeds the pro rata amount of Excess Proceeds allocable to the Accepted Loans (determined based on the principal amount of Accepted Loans that has accepted a prepayment offer with respect to such Excess

Proceeds), the Accepted Loans shall be prepaid on a pro rata basis (based upon the outstanding principal amount accepted for prepayment pursuant to this Section 6.06).

On the Asset Sale Payment Date, the Borrower shall apply the lesser of (1) 100% of the Excess Proceeds available in accordance with this Section 6.06 and (2) the aggregate principal amount of Accepted Loans to prepay the outstanding principal amount of the Accepted Loans.

SECTION 6.07            [Intentionally Omitted]

SECTION 6.08            [Intentionally Omitted]

SECTION 6.09            Transactions with Affiliates.  Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among one or more of the Borrower and the Restricted Subsidiaries) (“Affiliate Transaction”), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a)           any Affiliate Transaction involving aggregate consideration not to exceed $5.0 million;

(b)           any Affiliate Transaction on terms that are not materially less favorable to Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Borrower or such Restricted Subsidiary with an unrelated person so long as Borrower delivers to the Administrative Agent:

(1)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of Borrower set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this subsection (b) and that such Affiliate Transaction has been approved by a majority of the disinterested members of such Board of Directors; and

(2)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to Borrower or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing in the United States;

(c)           payments or loans (or cancellations of loans) to employees, officers, directors or consultants of Borrower or any of its direct or indirect parents or any Restricted Subsidiary which are otherwise permitted under this Agreement;

(d)           payments made or performance under any agreement or instrument as in effect as of the Restatement Date (other than the Management Services Agreement) and set forth on Schedule 6.09(d) or any amendment thereto (so long as any such amendment is not less advantageous to Borrower or its Restricted Subsidiaries or the Lenders in any material respect than the original agreement as in effect on the Restatement Date);

(e)           if otherwise not prohibited hereunder, the issuance of Equity Interests (other than Disqualified Capital Stock) of Borrower to any direct or indirect parent of Borrower or to any Permitted Holder or to any director, officer, employee or consultant of Borrower, its Subsidiaries or any direct or indirect parent of Borrower;

(f)            Restricted Payments and Investments permitted by Section 6.04;

(g)           transactions permitted by Section 6.05;

(h)           reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit and equity incentive plans) and indemnification and reimbursement arrangements, in each case, approved by the Board of Directors of Borrower;

(i)            transactions with customers, clients, suppliers, joint venture partners, franchisees or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(j)            so long as no Event of Default pursuant to Section 8.01(a), (b), (g) or (h) exists and is continuing, the payment of (i) Board of Directors expenses (not included in clause (c) above), (ii) expenses to Sponsor permitted under the Management Services Agreement, including fees and disbursements of consultants and advisors retained by Sponsor and (iii) management fees to Sponsor in the amounts and at the times specified in the Management Services Agreement, as in effect on the Restatement Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more adverse to the interests of the Lenders in any material respect than such agreement as it was in effect on the Restatement Date; provided that payments under this clause (j)(iii) shall in any event not exceed $500,000 per fiscal year plus the amount of Restricted Payments permitted (but not made) in prior years since the Closing Date pursuant to this clause (j)(iii); and

(k)           the Transactions as contemplated by the Transaction Documents.

SECTION 6.10            [Intentionally Omitted]

SECTION 6.11            [Intentionally Omitted]

SECTION 6.12            Dividend and Other Payment Restrictions Affecting Subsidiaries.  The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i)            pay dividends or make any other distributions on its Equity Interests to Borrower or any Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Borrower or any Restricted Subsidiary;

(ii)           make loans or advances to Borrower or any Restricted Subsidiary; or

(iii)          transfer any of its properties or assets to Borrower or any Restricted Subsidiary.

However, the preceding restrictions shall not apply to encumbrances or restrictions existing under or by reason of:

(1)           agreements governing Indebtedness of any Restricted Subsidiary outstanding on the Restatement Date as set forth on Schedule 6.01(b) and Credit Facilities as in effect on the Restatement Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Restatement Date;

(2)           this Agreement and the Loans;

(3)           applicable law, rule, regulation or order;

(4)           any instrument governing Indebtedness or Equity Interests of a person acquired by any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness or Equity Interests was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(5)           customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6)           purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (iii) of the preceding paragraph;

(7)           any agreement for the sale or other disposition of a Restricted Subsidiary or an asset that restricts distributions by that Restricted Subsidiary or transfers of such asset pending the sale or other disposition;

(8)           Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)           Liens permitted to be incurred under this Agreement that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)         provisions limiting the disposition or distribution of assets or property in joint venture agreements, partnership agreements, limited liability company operating agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Board of Directors of Borrower, which limitation is applicable only to the assets that are the subject of such agreements;

(11)         restrictions on cash or other deposits or net worth imposed under contracts entered into in the ordinary course of business; and

(12)         agreements governing Indebtedness permitted to be incurred pursuant to Section 6.01; provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness, taken as a whole, are not materially more restrictive to Opco or Holdings, as applicable, as determined by the Board of Directors of the Opco or Holdings, as applicable, in its reasonable and good faith judgment, than the provisions contained in the Credit Agreement as in effect on the Restatement Date.

SECTION 6.13            Limitations on Capital Expenditures.  Borrower shall not permit the aggregate amount of Capital Expenditures made during the fiscal year ending on January 31, 2010 to exceed $15.0 million; provided, however, that such amount may be increased by the amount of cash contributions received under the Equity Cure Agreement.

SECTION 6.14            [Intentionally Omitted]

SECTION 6.15            Business.

(a)           Borrower shall not engage in any business activities or have any properties or liabilities, other than (i) its ownership of the Equity Interest of Holdings, (ii) obligations under the Loan Documents, (iii) the maintenance of its legal existence, and (iv) activities and properties incidental to the foregoing clauses (i), (ii) and (iii).

(b)           Borrower shall not permit any Restricted Subsidiary to, engage (directly or indirectly) in any business other than those businesses in which its Restricted Subsidiaries are engaged on the Restatement Date and businesses that are similar, complementary or reasonably related to or are reasonable extensions thereof.

SECTION 6.16            Limitation on Accounting Changes.  Borrower shall not, and shall not permit any Restricted Subsidiary to, make or permit any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect or are required by GAAP.

SECTION 6.17            Fiscal Year.  Borrower shall not, and shall not permit any Restricted Subsidiary to, change its fiscal year-end to a date other than January 31.

SECTION 6.18            Limitations on Designation of Restricted and Unrestricted Subsidiaries.  The Board of Directors of Borrower may not designate (a) Holdings or Opco as an Unrestricted Subsidiary or (b) any other Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would cause a Default or an Event of Default.  If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Borrower and the Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary shall be deemed to be an Investment made as of the time of the designation and shall reduce the amount available for Restricted Payments under Section 6.04 or under one or more clauses of the definition of “Permitted Investments,” as determined by Borrower.  That designation shall only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.  The Board of Directors of Borrower may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

SECTION 6.19            [Intentionally Omitted]

SECTION 6.20            Anti-Terrorism Law; Anti-Money Laundering.  Borrower shall not, and shall not permit any Restricted Subsidiary to:

(a)           Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of (1) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), (2) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order, (3) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), (4) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order or (5) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign

Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Laws, including the Executive Order, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Borrower shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Borrower’s compliance with this Section 6.20); or

(b)           Cause or permit any of the funds of the Borrower that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.

SECTION 6.21            Embargoed Person.  Borrower shall not, and shall not permit any Restricted Subsidiary to, cause or permit (a) any of the funds or properties of the Borrower that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that the investment in the Borrower (whether directly or indirectly) is prohibited by a Requirement of Law, or the Loans made by the Lenders would be in violation of a Requirement of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Borrower, with the result that the investment in the Borrower (whether directly or indirectly) is prohibited by a Requirement of Law or the Loans are in violation of a Requirement of Law.

ARTICLE VII

[INTENTIONALLY OMITTED]

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01            Events of Default.  Upon the occurrence and during the continuance of the following events (“Events of Default”):

(a)           default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b)           default shall be made in the payment of any interest on any Loan or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of ten (10) Business Days;

(c)           [Intentionally Omitted];

(d)           default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in Section 5.02 (excluding clauses (a) or (c)), 5.03(a) or 5.08 or in Article VI;

(e)           default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 45 days after written notice thereof from the Administrative Agent to Borrower;

(f)            default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Borrower or any Restricted Subsidiary (or the payment of which is guaranteed by), whether such Indebtedness or guarantee existed on the Closing Date or was created thereafter, if that default:

(i)            is caused by a failure to pay any such Indebtedness at its stated final maturity after giving effect to any applicable grace periods (a “Payment Default”); or

(ii)           results in the acceleration of such Indebtedness prior to its stated final maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Material Subsidiary, or of a substantial part of the property of the Borrower or any Material Subsidiary, under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property of any such person; or (iii) the winding-up or liquidation of the Borrower or any Material Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)           the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property of any such person; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate, except as permitted under Section 6.05;

(i)            one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $10.0 million (exclusive of amounts covered by insurance for which coverage is not denied) shall be rendered against the Borrower or any Material Subsidiary or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such judgment;

(j)            (i) the Equity Cure Provider shall default in its obligation to make or cause there to be made an equity investment pursuant to the Equity Support Letter within the required time period and subject to the other terms and conditions thereof or (ii) either Mattress Interco, Inc. or Borrower shall default in its obligations to make or cause there to be made a capital contribution pursuant to the Equity Support Letter within the required time period and subject to the other terms and conditions thereof;

(k)           Mattress Interco, Inc. shall default in its obligation to deliver any request for an equity investment required under Section 1(a) of the Equity Support Letter and such breach shall remain unremedied or shall not be waived for a period of 5 Business Days after written notice thereof from the Administrative Agent to the Borrower;

(l)            default shall be made in the due observance or performance by the Equity Cure Provider, the General Partner, Mattress Interco, Inc. or the Borrower of any covenant, condition or agreement contained in any Equity Cure Document (other than those specified in paragraphs (j) and (k) above) and such default shall continue unremedied or shall not be waived for a period of 20 Business Days after written notice thereof from the Administrative Agent to the Borrower; or

(m)          any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced (i) by the Borrower or any of its Affiliates or by any Governmental Authority seeking to establish the invalidity or unenforceability of any Loan Document (other than an Equity Cure Document) or any material provisions of any such Loan Document (exclusive of questions of interpretation of any provision thereof) or (ii) by the Equity Cure Provider, the General Partner, Mattress Interco, Inc. or the Borrower or by any Governmental Authority seeking to establish the invalidity or unenforceability of any Equity Cure Document or any material provisions thereof that would prevent the making of any equity investment required under the terms and conditions of the Equity Support Letter (exclusive of questions of interpretation of any provision thereof), or the Borrower shall repudiate or deny any portion of its liability or obligation for the Obligations, or the Equity Cure Provider shall repudiate or deny any portion of its liability or obligation to make or cause there to be made an equity investment pursuant to the Equity Support Letter within the required time period and subject to the other terms and conditions thereof;

then, and in every such event (other than an event described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times:  declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event described in paragraph (g) or (h) above, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 8.02             Rescission.  If at any time after acceleration of the maturity of the Loans, Borrower shall pay all arrears of interest and all payments on account of principal of the Loans owing by it that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.02, then upon the written consent of the Required Lenders and written notice to Borrower, the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon.  The provisions of the preceding sentence are intended merely to bind the Lenders to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit Borrower and do not give Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

ARTICLE IX

THE ADMINISTRATIVE AGENT

SECTION 9.01             Appointment and Authority.  Each of the Lenders hereby irrevocably appoints TCW IV, to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

SECTION 9.02             Rights as a Lender.  Each person serving as an Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Administrative Agent hereunder in its individual capacity.  Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.03             Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

(iii)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 9.04             Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05             Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent.

SECTION 9.06             Resignation of Administrative Agent.

(a)           The Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a person with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring

Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through an Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)           The Borrower or Required Lenders may give any notice on behalf of an Administrative Agent under clause (a) above deeming the applicable Administrative Agent to have requested resignation and commencing the process of replacement in accordance with the provisions of clause (a) above if any of the events set forth in Sections 8.01(g) or (h) shall have occurred mutatis mutandis with respect to the Administrative Agent.

SECTION 9.07             Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender further represents and warrants that it has reviewed each document made available to it in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08             Equity Cure Documents.  Each Lender hereby directs the Administrative Agent to enter into the Equity Cure Documents and to act as Administrative Agent under the Equity Cure Documents on such Lender’s behalf.  Each of the Lenders and the Administrative Agent hereby agree and acknowledge that, notwithstanding anything herein to the contrary, the Administrative Agent shall act under the Equity Cure Documents solely at the direction of all of the Lenders.  Each Lender hereby acknowledges and agrees that the

Administrative Agent, and the actions taken or not taken by the Administrative Agent under the Equity Cure Documents, shall be subject to and afforded the same protections and rights as the Administrative Agent has under this Agreement (including, without limitation, the other sections of this Article IX).

ARTICLE X

MISCELLANEOUS

SECTION 10.01          Notices.

(a)           Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows:

(i)            if to Borrower at:

Mattress Firm
5815 Gulf Freeway
Houston, TX 77023
Attention: CFO
Telecopier No.: 713-921-4053

with copies to:

J.W. Childs Associates, L.P.
111 Huntington Avenue
Suite 2900
Boston, MA  02199-7610
Attention: Adam Suttin
Telecopier No.: 617-753-1101
email: asuttin@jwchilds.com

(ii)           if to the Administrative Agent, to it at:

TCW/Crescent Mezzanine, LLC
1251 Avenue of the Americas, Suite 4700

New York, NY 10020
Attention:  Daniel Honeker
Telecopier No.:  212-771-4551
E-mail:  daniel.honeker@tcw.com

with copies to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154

Attention:  Kevin Eisenberg
Telecopier No.: (212) 504-9579
Email:  keisenberg@loeb.com

(iii)          if to a Lender, to it at its address (or telecopier number) set forth on Schedule A hereto or the signature page of its Assignment and Assumption or to such other address (or telecopier number) as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may (subject to Section 10.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent and the Lenders; provided however that the foregoing shall not apply to any notices that a Lender or the Administrative Agent has notified the Borrower that such Lender or Administrative Agent does not wish to receive electronically. The Administrative Agent, any Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent or any Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d)           Posting.  The Borrower hereby agrees that it will provide to the Administrative Agent and each Lender all information, documents and other materials that it is obligated to furnish to the Administrative Agent and such Lender pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (ii) provides notice of any Default or Event of Default under this Agreement or (iii) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent or such Lender at its address set forth on Schedule A hereto or at such other e-mail address(es) provided to Borrower from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent or such Lender shall require.  In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent and each Lender in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as such Lender shall require.  Nothing in this Section 10.01 shall prejudice the right of the Administrative Agent, any Lender or the Borrower to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as the Administrative Agent or any Lender shall require.

To the extent consented to by the Administrative Agent and each Lender in writing from time to time, the Administrative Agent and such Lender agrees that receipt of the Communications by the Administrative Agent or such Lender at its e-mail address(es) set forth on Schedule A hereto shall constitute effective delivery of the Communications to the Administrative Agent or such Lender for purposes of the Loan Documents.

SECTION 10.02          Waivers; Amendment.

(a)           Generally.  No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.  No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(b)           Required Consents.  Subject to Section 10.02(d), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the

Administrative Agent and the Borrower, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:

(i)            increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);

(ii)           reduce the principal amount of any Loan or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)), or reduce any fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

(iii)          (A) change the scheduled final maturity of any Loan or (B) change the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(c)), without the written consent of each Lender;

(iv)          [Intentionally Omitted];

(v)           permit the assignment by Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;

(vi)          [Intentionally Omitted];

(vii)         modify or change any provision of this Agreement or the related definitions affecting the subordination of the Loans without the written consent of each Lender directly affected thereby;

(viii)        change Section 2.14(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Section 2.02(a), without the written consent of each Lender;

(ix)           change any provision of this Section 10.02(b) or Section 10.02(d), without the written consent of each Lender directly affected thereby;

(x)            change the percentage set forth in the definition of “Required Lender” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, other than to increase such percentage or number or to give any additional Lender or group of

Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(xi)           modify or change Prepayment Premiums or instances in which they apply, without the prior written consent of each Lender directly affected thereby;

(xii)          change or waive any provision of Article X as the same applies to the Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent, in each case without the written consent of the Administrative Agent;

(xiii)         in the event that the obligation to make a Change of Control Offer or an Asset Sale Offer has arisen, amend, change or modify in any material respect the obligation of Borrower to make and consummate such Change of Control Offer or such Asset Sale Offer, without written consent of each Lender.

(c)           [Intentionally Omitted].

(d)           Dissenting Lenders.  If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.16 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination; provided, however, that Borrower shall pay any Prepayment Premium above par to each non-consenting Lender at the time of such assignment.  Each Lender agrees that, if Borrower elects to replace such Lender in accordance with this Section, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such non-consenting Lender to execute an Assignment and Assumption or deliver any such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and such Notes shall be deemed cancelled.

(e)           Certain Amendments without Lender Consent.  If the Administrative Agent and Borrower shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), then the Administrative Agent (acting in its sole discretion) and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document.  Notification of such amendment shall be made by the Administrative Agent to the Lenders promptly upon such amendment becoming effective.

SECTION 10.03          Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  Borrower shall pay from time to time upon demand on and after the Closing Date (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents (including, if any Lender requests the Borrower to obtain CUSIP numbers, the cost of obtaining and maintaining CUSIP numbers for the Loans) or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made, (ii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, which shall be limited to one primary counsel, any local counsel and any other counsel deemed necessary by the Administrative Agent in the event of a conflict of interest under applicable rules of legal ethics), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and (iii) all documentary and similar taxes and charges in respect of the Loan Documents.

(b)           Indemnification by Borrower.  Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or any Company, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the failure of the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim related in any way to any Company, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Company, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that Borrower for any reason fails to pay any amount required under paragraph (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans.

(d)           Waiver of Consequential Damages, etc.  To the fullest extent permitted by applicable Requirements of Law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable not later than 5 Business Days after demand therefor.

SECTION 10.04          Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 10.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by Borrower or any Lender shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees (other than Black Diamond or Ares) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that

(i)            except in the case of an assignment of the entire remaining amount of the assigning the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1.0 million, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents in writing (each such consent not to be unreasonably withheld or delayed);

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis;

(iii)          each of the Administrative Agent and Borrower consents to such assignment, which consents shall not be unreasonably withheld; provided that (x) no consents shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund with respect to a Lender, the Borrower or any of Borrower’s Affiliates or Subsidiaries and (y) no consent of Borrower shall be required during an Event of Default under Section 8.01(a), (b), (g) or (h);

(iv)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(v)           TCW Group and their respective Affiliates shall not be permitted to effect any assignment which would result in such persons, in the aggregate, holding less than a majority of the outstanding principal amount of the Loans, without the consent of the other Lenders; and

(vi)          the Administrative Agent shall deliver a copy of the Assignment and Assumption to the Borrower, along with the address for notices for the assignee thereunder.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.15, and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.04.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in New York, New York, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Borrower, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, Borrower or the Administrative Agent, sell participations to any person (other than a natural person, Black Diamond or Ares)  (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; (iii) Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; and (iv), in the event that the Borrower or any of its Affiliates are the Participant, the other Lenders have been offered the opportunity to sell participations to such Participant on a pro-rata basis.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of each Participant’s interest in the Loans held by it (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant.  Subject to paragraph (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15

(subject to the requirements of that Section) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(e)           Limitations on Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent that the entitlement to any greater payment results from any change in Requirements of Law after the participant becomes a Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.05          Survival of Agreement.  All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.14, 2.15 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof; provided that, with respect to Section 10.12, the survival thereof shall expire upon the one year anniversary of the termination of this Agreement.

SECTION 10.06          Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07          Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08          Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of Borrower against any and all of the obligations of Borrower on the Closing Date or thereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.09          Governing Law; Jurisdiction; Consent to Service of Process.

(a)           Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b)           Submission to Jurisdiction.  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)           Waiver of Venue.  The Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may on the Closing Date have had or may thereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Service of Process.  Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier or electronic mail) in Section 10.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

SECTION 10.10          Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory).  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

SECTION 10.11          Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12          Treatment of Certain Information; Confidentiality.  The Administrative Agent and each of the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process (provided, unless prohibited by applicable law in the opinion of its counsel or court order, the Administrative Agent or Lender, as applicable, shall make reasonable efforts to notify Borrower of any such requirement or subpoena), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to this Section 10.12 or a written agreement containing provisions substantially the same as those of this Section 10.12 or a written confirmation of the same, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender or (g) with the written consent of Borrower.  For purposes of this Section, “Information” means all information concerning Borrower or any of its Subsidiaries or any of its direct or indirect shareholders, or any of their respective employees, directors or Affiliates (including, without limitation, the Permitted Holders) received by the Administrative Agent or any Lender on a confidential basis from Borrower or any other person under or pursuant to this Agreement or any other Loan Document, including, without limitation, financial terms and financial and organizational information contained in any documents, statements, certificates, materials or information furnished, or to be furnished, by or on behalf of Borrower or any other person on a confidential basis in connection with this Agreement and the Loan Documents, but does not include any such information that (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 10.12 or (ii) was acquired or becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower or any of its direct or indirect shareholders, or any of their respective employees, directors, Subsidiaries or Affiliates (including, without limitation, the Permitted Holders) or any of their respective agents or representatives.  Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

SECTION 10.13          USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name, address and tax identification number of Borrower and other information regarding Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders and the Administrative Agent.

SECTION 10.14          Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.15          [Intentionally Omitted].

SECTION 10.16          Effect of Restatement.  This Agreement shall, except as otherwise expressly set forth herein, supersede the Existing Loan Agreement from and after the Restatement Date with respect to the transactions hereunder and with respect to the Loans outstanding under the Existing Loan Agreement as of the Restatement Date.  The parties hereto acknowledge and agree, however, that except to the extent contemplated under the Assumption Agreement and this Agreement, (i) this Agreement and all other Loan Documents executed and delivered herewith do not constitute a novation, payment and reborrowing or termination of the Obligations under the Existing Loan Agreement and the other Loan Documents as in effect immediately prior to the Restatement Date and (ii) such Obligations, as assumed by the Borrower, are in all respects continuing with only the terms being modified as provided in the Assumption Agreement, this Agreement and the other Loan Documents.

SECTION 10.17          Obligations Absolute.  To the fullest extent permitted by applicable Requirements of Law, all obligations of the Borrower hereunder shall be absolute and unconditional irrespective of:

(a)           any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of the Borrower;

(b)           any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against the Borrower;

(c)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d)           any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e)           any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f)            any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Borrower.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MATTRESS INTERMEDIATE HOLDINGS, INC.

By:	/s/ Jim R. Black
Name:	Jim R. Black
Title:	Vice President, Chief Financial Officer, Secretary and Treasurer

TCW/CRESCENT MEZZANINE PARTNERS IV, L.P., as Administrative Agent

By:	TCW/Crescent Mezzanine Management IV, L.L.C., its Investment Manager.

By:	TCW Asset Management Company, its Sub-Advisor

By:	/s/ Daniel Honeker
Name:	Daniel Honeker
Title:	Senior Vice President

TCW/CRESCENT MEZZANINE PARTNERS IV, L.P.
TCW/CRESCENT MEZZANINE PARTNERS IVB, L.P.

By:	TCW/Crescent Mezzanine Management IV, L.L.C., its Investment Manager.

By:	TCW Asset Management Company, its Sub-Advisor

By:	/s/ Daniel Honeker
Name:	Daniel Honeker
Title:	Senior Vice President

SIGNATURE PAGE TO

AMENDED AND RESTATED

LOAN AGREEMENT

MAC CAPITAL, LTD.

By:	TCW Advisors, Inc., as attorney-in-fact

By:	/s/ Matthew A. Miller
	Name:	Matthew A. Miller
	Title:	Managing Director

By:	/s/ Julia K. Haramis
	Name:	Julia K. Haramis
	Title:	Vice President

SIGNATURE PAGE TO
AMENDED AND RESTATED
LOAN AGREEMENT

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

By:	CIGNA Investments, Inc. (authorized agent)

By:	/s/ Edward Lewis
	Name:	Edward Lewis
	Title:	Senior Managing Director

LIFE INSURANCE COMPANY OF NORTH AMERICA

By:	CIGNA Investments, Inc. (authorized agent)

By:	/s/ Edward Lewis
	Name:	Edward Lewis
	Title:	Senior Managing Director

SIGNATURE PAGE TO
AMENDED AND RESTATED
LOAN AGREEMENT

PARTNERS GROUP MEZZANINE FINANCE II, L.P.

By:	Partners Group (Guernsey) Limited, its General Partner

By:	/s/ Daniel Stopher
	Name:	Daniel Stopher
	Title:	Authorised Signatory

By:	/s/ Denis O’Malley
	Name:	Denis O’Malley
	Title:	Director

HSBC PARTNERS GROUP GLOBAL PRIVATE EQUITY

By:	Partners Group (Guernsey) Limited, under power of attorney

By:	/s/ Daniel Stopher
	Name:	Daniel Stopher
	Title:	Authorised Signatory

By:	/s/ Denis O’Malley
	Name:	Denis O’Malley
	Title:	Director

SIGNATURE PAGE TO
AMENDED AND RESTATED
LOAN AGREEMENT